Exhibit 2.1

FINAL EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

between

BIOSANTE PHARMACEUTICALS, INC.

and

CELL GENESYS, INC.

Dated as of June 29, 2009

i

		Page

SECTION 10.03.	Severability	72

SECTION 10.04.	Entire Agreement; Assignment	72

SECTION 10.05.	Parties in Interest	72

SECTION 10.06.	Interpretation	73

SECTION 10.07.	Specific Performance	73

SECTION 10.08.	Governing Law; Jurisdiction	73

SECTION 10.09.	Headings	73

SECTION 10.10.	Counterparts	73

SECTION 10.11.	Waiver of Jury Trial	73

SCHEDULES

Company Disclosure Schedules

BioSante Disclosure Schedules

EXHIBITS

Exhibit A-1                                     Form of Company Voting Agreement

Exhibit A-2                                     Form of BioSante Voting Agreement

v

AGREEMENT AND PLAN OF MERGER, dated as of June 29, 2009 (this “Agreement”), between BIOSANTE PHARMACEUTICALS, INC., a Delaware corporation (“BioSante”) and CELL GENESYS, INC., a Delaware corporation (the “Company”).

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), the Company will merge with and into BioSante (the “Merger”);

WHEREAS, the Board of Directors of the Company (the “Company Board”) has (i) determined that the Merger is in the best interests of the Company and its stockholders, (ii) approved, and declared it advisable to enter into, this Agreement, and (iii) resolved to recommend that this Agreement be adopted by the stockholders of the Company;

WHEREAS, (i) the Board of Directors of BioSante (the “BioSante Board”) has (i) determined that the Merger is in the best interests of BioSante and its stockholders, (ii) approved, and declared it advisable to enter into, this Agreement, and (iii) resolved to recommend that this Agreement be adopted by the stockholders of BioSante and that the stockholders of BioSante approve  the issuance of shares of common stock, par value $0.0001 per share, of BioSante (“BioSante Common Shares”), to the stockholders of the Company pursuant to this Agreement (the “BioSante Share Issuance”);

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition to BioSante’s willingness to enter into this Agreement, Stephen A. Sherwin, M.D, (the “Company Principal Stockholder”), is entering into a voting agreement with BioSante substantially in the form attached hereto as Exhibit A-1 (the “Company Voting Agreement”), pursuant to which, among other things, the Company Principal Stockholder has agreed to vote or cause to be voted the Shares (as defined herein) beneficially owned by him in favor of approval and adoption of this Agreement and the transactions contemplated hereby (including the Merger), upon the terms and subject to the conditions set forth in the Company Voting Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition to the Company’s willingness to enter into this Agreement, Stephen M. Simes, Ross Mangano, Phillip B. Donenberg, JO & Co. and Louis W. Sullivan, M.D. (the “BioSante Principal Stockholders”) are entering into a voting agreement with the Company substantially in the form attached hereto as Exhibit A-2 (the “BioSante Voting Agreement”), pursuant to which, among other things, the BioSante Principal Stockholders have agreed to vote or cause to be voted the BioSante Common Shares beneficially owned by them in favor of approval and adoption of this Agreement and the transactions contemplated hereby (including the Merger) and the approval of the BioSante Share Issuance, upon the terms and subject to the conditions set forth in the BioSante Voting Agreement; and

WHEREAS, immediately prior to the execution and delivery of this Agreement and as a condition to BioSante’s willingness to enter into this Agreement, certain current executive officers of the Company listed in Section 4.11(e) of the Company Disclosure Schedule (the “Executives”) have delivered to Parent a letter agreement agreeing to execute and deliver to Parent releases in the form attached to such letter agreement (the “Executive Release”) as a condition to the receipt of any payments due to them under their retention letters and change of control and severance agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, BioSante and the Company hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01.      Definitions.

(a)           For purposes of this Agreement:

“affiliate” of a specified person means a person who, at the time of determination, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“BioSante Disclosure Schedule” means BioSante’s disclosure schedule delivered by BioSante to the Company concurrently with the delivery of this Agreement.

“BioSante Material Adverse Effect” means any event, occurrence, development, change or effect that (i) is, individually or in the aggregate with all other events, occurrences, developments, changes and effects, materially adverse to the business, properties, assets (tangible or intangible), liabilities, condition (financial or otherwise) or results of operations of BioSante and its subsidiaries, taken as a whole, other than any event, occurrence, development, change or effect described in clause (i) resulting primarily from any of the following:  (A) changes in the United States economy or financial markets as a whole, so long as such conditions do not adversely affect BioSante or its subsidiaries in a materially disproportionate manner relative to other similarly situated participants in the industries, geographies or markets in which they operate, (B) general changes in the industries in which BioSante and its subsidiaries operate, so long as such conditions do not adversely affect BioSante or its subsidiaries in a materially disproportionate manner relative to other participants in the industries in which BioSante and its subsidiaries operate, (C) any change in any applicable Law, rule or regulation or GAAP or interpretation thereof after the date of this Agreement, (D) the commencement, occurrence, continuation or escalation of any war, armed hostilities or acts of terrorism involving or affecting the United States of America or any part thereof, and (E) any claim or litigation arising from allegations of breach of fiduciary duty relating to this Agreement or the Merger, or of disclosure violations in securities filings made in connection with this Agreement or the Merger; or (ii) would reasonably be expected to prevent or materially delay the consummation of the Merger or prevent or materially delay BioSante from performing its obligations under this Agreement.

“BioSante Share Value” means the closing price of a BioSante Common Share on the Nasdaq Global Market on the date the Effective Time occurs.

“BioSante Stockholder Approval” means: (i) the adoption of this Agreement at the BioSante Stockholder Meeting by holders of a majority of the outstanding BioSante Common Shares and Special Shares, voting together as a single class, in accordance with the DGCL and BioSante’s certificate of incorporation and bylaws and (ii) the approval of the BioSante Share Issuance at the BioSante Stockholder Meeting by a majority of votes cast by holders of BioSante Common Shares and Special Shares, voting together as a single class, in accordance with the DGCL, the requirements of NASDAQ and BioSante’s certificate of incorporation and bylaws.

“BioSante Significant Subsidiary” means a subsidiary of BioSante that would constitute a “significant subsidiary” of BioSante within the meaning of Rule 1.02(w) of Regulation S-X as promulgated by the SEC.

“business day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in The City of New York.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Disclosure Schedule” means the Company’s disclosure schedule delivered by the Company to BioSante concurrently with the delivery of this Agreement.

“Company Material Adverse Effect” means any event, occurrence, development, change or effect that (i) is, individually or in the aggregate with all other events, occurrences, developments, changes and effects, materially adverse to the business, properties, assets (tangible or intangible), liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, other than any event, occurrence, development, change or effect described in clause (i) resulting primarily from any of the following:  (A) the announcement of the execution of this Agreement, or the pendency of consummation of the Merger, (B) changes in the United States economy or financial markets as a whole, so long as such conditions do not adversely affect the Company or its Subsidiaries in a materially disproportionate manner relative to other similarly situated participants in the industries, geographies or markets in which they operate, (C) any change in any applicable Law, rule or regulation or GAAP or interpretation thereof after the date of this Agreement, (D) the commencement, occurrence, continuation or escalation of any war, armed hostilities or acts of terrorism involving or affecting the United States of America or any part thereof, (E) any claim or litigation arising from allegations of breach of fiduciary duty relating to this Agreement or the Merger, or of disclosure violations in securities filings made in connection with this Agreement or the Merger, and (F) any action taken by the Company or any of its Subsidiaries as contemplated or permitted by this Agreement or with BioSante’s consent; or (ii) would reasonably be expected to prevent or materially delay the consummation of the Merger or prevent or materially delay the Company from performing its obligations under this Agreement.  For the avoidance of doubt, a Company Material Adverse Effect shall be deemed to have occurred if a Fundamental Change (as defined in the New Notes Indenture (as defined in Section 7.17)) under the New Convertible Notes shall have occurred or an event of default shall have occurred that has triggered acceleration of repayment of the New Convertible Notes under the New Notes Indenture, except in each case to the extent any such Fundamental Change or event of default has resulted from the failure of BioSante to comply with the terms of Section 7.17, and if the occurrence of such Fundamental Change or event of default is evidenced by either: (i) an Order issued by a court of competent jurisdiction, or (ii) a written acknowledgement or agreement by the Company.  The intent of the foregoing sentence is to simply provide an example of a Company Material Adverse Effect and is not meant to define the only parameters under which the occurrence of a Fundamental Change or event of default under the Old Notes Indenture and/or the New Notes Indenture may or may not constitute a Company Material Adverse Effect.

“Company Stockholder Approval” means the adoption of this Agreement at the Company Stockholder Meeting by holders of a majority of the outstanding Shares in accordance with the DGCL and the Company’s certificate of incorporation and bylaws.

“control” (including the terms “controlled by”, “controlling” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

“D&O Insurance” means directors’ and officers’ liability insurance and fiduciary liability insurance.

“Environment” means ambient air, indoor air, surface water, groundwater, soil, surface or subsurface strata and natural resources such as wetlands, flora and fauna.

“Environmental Law” means the  common law and all laws, statutes, rules, regulations, codes, ordinances, orders, judgments and decrees relating to pollution or the protection of the Environment or of human health or safety, including those relating to the use, handling, distribution, generation, transportation, storage, treatment, Release or exposure to Hazardous Materials.

“Environmental Permits” means all licenses, approvals, authorizations, notifications and identification numbers required under Environmental Laws.

“Exchange Ratio” shall be 0.1615; provided, however, that if the Net Cash at the Determination Date is more than $500,000 greater than or less than the Target Net Cash at the Determination Date, then the Exchange Ratio shall be equal to:

If Net Cash at the Determination Date is:	Then the Exchange Ratio shall be:

$5,000,001 or more above Target Net Cash	0.2424

$4,750,001 to $5,000,000 above Target Net Cash	0.2376

$4,500,001 to $4,750,000 above Target Net Cash	0.2329

$4,250,001 to $4,500,000 above Target Net Cash	0.2283

$4,000,001 to $4,250,000 above Target Net Cash	0.2238

$3,750,001 to $4,000,000 above Target Net Cash	0.2193

$3,500,001 to $3,750,000 above Target Net Cash	0.2150

$3,250,001 to $3,500,000 above Target Net Cash	0.2107

$3,000,001 to $3,250,000 above Target Net Cash	0.2065

$2,750,001 to $3,000,000 above Target Net Cash	0.2024

$2,500,001 to $2,750,000 above Target Net Cash	0.1983

$2,250,001 to $2,500,000 above Target Net Cash	0.1943

$2,000,001 to $2,250,000 above Target Net Cash	0.1904

$1,750,001 to $2,000,000 above Target Net Cash	0.1866

$1,500,001 to $1,750,000 above Target Net Cash	0.1828

$1,250,001 to $1,500,000 above Target Net Cash	0.1791

$1,000,001 to $1,250,000 above Target Net Cash	0.1755

$750,001 to $1,000,000 above Target Net Cash	0.1719

$500,001 to $750,000 above Target Net Cash	0.1684

Between $500,000 above Target Net Cash and $500,000 below Target Net Cash	0.1615

$500,001 to $750,000 below Target Net Cash	0.1517

$750,001 to $1,000,000 below Target Net Cash	0.1485

$1,000,001 to $1,250,000 below Target Net Cash	0.1454

$1,250,001 to $1,500,000 below Target Net Cash	0.1423

$1,500,001 to $1,750,000 below Target Net Cash	0.1393

$1,750,001 to $2,000,000 below Target Net Cash	0.1363

$2,000,001 to $2,250,000 below Target Net Cash	0.1333

$2,250,001 to $2,500,000 below Target Net Cash	0.1304

$2,500,001 to $2,750,000 below Target Net Cash	0.1276

$2,750,001 to $3,000,000 below Target Net Cash	0.1248

$3,000,001 to $3,250,000 below Target Net Cash	0.1220

$3,250,001 to $3,500,000 below Target Net Cash	0.1193

$3,500,001 to $3,750,000 below Target Net Cash	0.1166

$3,750,001 to $4,000,000 below Target Net Cash	0.1139

$4,000,001 to $4,250,000 below Target Net Cash	0.1113

$4,250,001 to $4,500,000 below Target Net Cash	0.1087

$4,500,001 to $4,750,000 below Target Net Cash	0.1062

$4,750,001 to $5,000,000 below Target Net Cash	0.1036

“Hazardous Materials” means any chemical, substance, waste, pollutant, compound, mixture or constituent in any form, including asbestos and asbestos-containing materials, radon, mold, petroleum and petroleum products, including crude oil and any fractions thereof, which are regulated or can give rise to liability under any Environmental Law.

“Intellectual Property” means intellectual property or similar proprietary rights of any kind, including any and all:  (i) United States, non-United States and international patents, patent applications including any continuations, continuations-in-part, re-issues, reexamination certificates, statutory invention registrations and any restorations or extensions of the foregoing, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names and other source identifiers, and registrations and applications for registration thereof, and the goodwill associated with any of the foregoing, (iii) copyrightable works, copyrights, mask works, and registrations and applications for registration thereof, (iv) confidential and proprietary information, including trade secrets and know-how, (v) Internet domain names and (vi) with respect to clauses (i) — (iii) above the rights to sue or otherwise enforce and collect all damages or any other consideration obtained or awarded for any past, present or future infringement thereof.

“Liens” means all mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or other claims of third parties of any kind, including any easement, right of way or other encumbrance to title, or any option, right of first refusal, or right of first offer.

“NASDAQ” means The NASDAQ Global Market.

“Net Cash” means (x) the sum of:

(i)            the Company’s cash and cash equivalents, short-term investments and restricted cash, in each case as of the Determination Date and determined in a manner consistent with the manner in which such items were historically determined by the Company and in accordance with the Company Balance Sheet, plus

(ii)           accrued interest receivable as of the Determination Date on the Company’s cash and cash equivalents, short term investments and restricted cash, determined in a manner consistent with the manner in which such item was historically determined by the Company, plus

(iii)          the Company’s accounts receivable, refundable deposits and recoverable prepaid balances, in each case as of the Determination Date and determined in a manner consistent with the manner in which such items were historically determined by the Company and in accordance with the Company Balance Sheet, minus (y) the sum of (without duplication):

(i)            the Company’s accounts payable and accrued expenses, in each case as of the Determination Date and determined in a manner consistent with the manner in which such items were historically determined by the Company and in accordance with the Company Balance Sheet, plus

(ii)           the amount of bona fide contractual commitments of the Company as of the Determination Date, including commitments set forth on the Company Disclosure Schedule or which have arisen prior to Closing, in each case to the extent not cancelled or satisfied as of the Determination Date or cancellable within 90 days after the Determination Date without material cost or penalty, plus

(iii)          the remaining cash cost of restructuring accruals as of the Determination Date in a manner substantially consistent with the manner in which such items were determined for the Company’s unaudited consolidated balance sheet as of March 31, 2009 included in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2009, as filed with the SEC prior to the date of the Agreement, plus

(iv)          the cash cost of any change of control payments or severance payments that are or become due to any employee of the Company in connection with the Closing or any employee’s termination in connection with, or immediately following, the Closing and the cash cost of any current and future COBRA premium payments, excluding any cash premium payments and related tax gross-up payments to the Executives and current non-executive officers described in Section 7.06 hereof, plus

(v)           the cash cost of any accrued and unpaid retention payments due to any employee of the Company as of the Determination Date or any retention payments that will become due to any employee of the Company in connection with the Closing, plus

(vi)          the cash cost of any and all billed and unpaid Taxes for which the Company is liable in respect of any period ending on or before the Determination Date, plus

(vii)        in the event a Fundamental Change (as defined in the Old Notes Indenture (as defined in Section 7.17)) under the Old Convertible Notes shall have occurred or an event of default shall have occurred that has triggered acceleration of repayment of the Old Convertible Notes under the Old Notes Indenture, except in each case to the extent any such Fundamental Change or event of default has resulted from the failure of BioSante to comply with the terms of Section 7.17, the amount of principal and accrued interest then due and payable in respect of the Old Convertible Notes as a result of any such Fundamental Change or event of default, plus

(viii)        any remaining fees and expenses (including, but not limited to, any attorney’s, accountant’s, financial advisor’s or finder’s fees and any estimates thereof) as of the Determination Date, for which the Company is liable incurred by the Company in connection with this Agreement and the transactions contemplated hereby or otherwise.

Notwithstanding the foregoing, the amounts in clause (y) above shall exclude in each case all accrued expenses, contractual commitments, restructuring accruals, and fees and expenses, as applicable, to the extent related to (A) the Company’s 2010 annual stockholders meeting, (B) the audit of the Company’s financial statements for the year ended December 31, 2009, (C) the preparation of 2009 Tax Returns, (D) an audit of the Company’s terminated 401(k) plan for the year ended December 31, 2009, (E) the preparation of any Quarterly Report on Form 10-Q due after the Closing Date, including any quarterly review by external accountants, (F) license agreements related to Company Licensed Intellectual Property, including the cancellation thereof or any royalties payable thereunder, to the extent that such amounts payable have been set forth in the Company Disclosure Schedules as of the date hereof, (G) Company Owned Intellectual Property, including the prosecution, maintenance, abandonment or forfeiture thereof, other than legal and regulatory costs incurred in the ordinary course with respect to the Company’s patents, (H) any claim or litigation arising from allegations of breach of fiduciary duty relating to this Agreement or the Merger or of disclosure violations in securities filings made in connection with this Agreement, (I) responding to or resolving SEC comments on the Registration Statement or any Company SEC Reports in connection therewith, provided, however, that such expenses are reasonable, documented and itemized with reasonable particularity and (J) any cash premium payments and related tax gross-up payments to the Executives and current non-executive officers described in Section 7.06 hereof.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Qualifying Confidentiality Agreement” means an executed agreement with provisions requiring any person receiving nonpublic information with respect to the Company to keep such information confidential, which provisions to keep such information confidential are no less restrictive in the aggregate to such person than the Confidentiality Agreement is to BioSante, its affiliates, and their respective personnel and representatives (it being understood that such agreement with such person need not have comparable standstill provisions); provided, that no such confidentiality agreement shall conflict with any rights of BioSante or obligations of the Company and the Subsidiaries under this Agreement.

“Release” means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, leaching, dispersal or migration on, into or through the Environment or, into, through or out of any property, facility or equipment.

“subsidiary” or “subsidiaries” of the Company, the Surviving Corporation, BioSante or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

“Target Net Cash” shall be equal to (i) if the Closing Date is on or before August 31, 2009, $22,950,000,  (ii) if the Closing Date is on or between September 1, 2009 and September 30, 2009, $22,100,000, (iii) if the Closing Date is on or between October 1, 2009 and October 31, 2009, $21,250,000, (iv) if the Closing Date is on or between November 1, 2009 and November 30, 2009, $20,400,000, or (v) if the Closing Date is on or between December 1, 2009 and December 31, 2009, $19,650,000.

“Tax Returns” means any return, declaration, report, election, claim for refund or information return or other statement or form filed or required to be filed with any taxing authority relating to Taxes, including any schedule or attachment thereto or any amendment thereof.

“Taxes” means any and all (a) taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any taxing authority, including:  taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers’ duties, tariffs and similar charges, and (b) liability for the payment of any Tax of another person (i) as a result of being a member of a consolidated, combined, unitary or affiliated group that includes any other person, or (ii) by reason of transferee or successor liability imposed by law.

“Taxing Authority” means any Governmental Authority responsible for the imposition or collection of any Tax.

(b)           The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
Acquisition Proposal	§7.05(f)
Action	§4.09
Adjustment	§3.01(f)
Agreement	Preamble
BioSante 10-K	Article V

Defined Term	Location of Definition
BioSante	Preamble
BioSante Board	Recitals
BioSante Common Shares	Recitals
BioSante Licensed Intellectual Property	§5.13
BioSante Owned Intellectual Property	§5.13
BioSante Principal Stockholders	Recitals
BioSante Recommendation	§7.01(c)
BioSante SEC Reports	§5.06(a)
BioSante Share Issuance	Recitals
BioSante Stockholder Meeting	§7.01(a)
BioSante Voting Agreement	Recitals
Blue Sky Laws	§4.05(b)
Cash Threshold	§8.02(e)
Certificate of Merger	§2.02
Certificates	§3.01(b)
Change in Company Recommendation	§7.01(b)
Change in Control Severance Agreements	§7.06(c)
Change in BioSante Recommendation	§7.01(c)
Closing	§2.02
Closing Date	§2.02
Company	Preamble
Company Balance Sheet	§4.07(c)
Company Board	Recitals
Company Common Stock	§2.04(a)
Company Licensed Intellectual Property	§4.13
Company Material Contracts	§4.17(a)
Company Owned Intellectual Property	§4.13
Company Permits	§4.06
Company Plans	§4.10(a)
Company Preferred Stock	§4.03(a)
Company Principal Stockholder	Recitals
Company Recommendation	§7.01(b)
Company Representatives	§7.05(a)
Company Restricted Award	§2.06
Company Rights	§4.03(a)
Company 10-K	Article IV
Company Rights Agreement	§4.16
Company SEC Reports	§4.07(a)
Company Stock Awards	§4.03(a)
Company Stock Option Plans	§2.05(a)
Company Stock Options	§2.05(a)
Company Stockholder Meeting	§7.01(a)
Company Voting Agreement	Recitals
Confidentiality Agreement	§7.04(b)
Convertible Notes	§4.03(a)

Defined Term	Location of Definition
Current Company SEC Reports	Article IV
Current BioSante SEC Reports	Article V
Determination Date	§2.11(a)
DGCL	Recitals
Effective Time	§2.02
ERISA	§4.10(a)
ERISA Affiliate	§4.10(a)
Estimated Net Cash Schedule	§2.11(a)
Exchange Act	§4.07(a)
Exchange Agent	§3.01(a)
Exchange Fund	§3.01(a)
Executive Release	Recitals
Executives	Recitals
Existing D&O Insurance	§7.16(b)
Expenses	§9.03(a)
FDA	§4.19(a)
GAAP	§4.07(b)
Governmental Authority	§4.05(b)
Indemnified Parties	§7.16(a)
Indenture	§7.17
IRS	§4.10(b)
Joint Proxy Statement	§7.01(a)
knowledge of the Company	§10.06
knowledge of BioSante	§10.06
Law	§4.05(a)
Merger	Recitals
Multiemployer Plan	§4.10(d)
New Convertible Notes	§4.03(a)
New Notes Indenture	§7.17
Net Cash Calculation	§2.11(a)
Notice of Superior Proposal	§7.05(d)(i)
Notice Period	§7.05(d)(i)
Old Convertible Notes	§4.03(a)
Old Notes Indenture	§7.17
Order	§8.01(d)
Per Share Merger Consideration	§2.04(a)
Preference Shares	§5.03(a)
Registration Statement	§7.01(a)
Regulation M-A Filing	§7.01(e)
SEC	§4.07(a)
Securities Act	§4.05(b)
Special Shares	§5.03(a)
Specified Company Stock Options	§2.05(a)
Shares	§2.04(a)
Subsidiary	§4.01(a)

Defined Term	Location of Definition
Superior Proposal	§7.05(g)
Surviving Corporation	§2.01
Termination Date	§9.01(b)(i)
Termination Fee	§9.03(b)
Transfer Taxes	§7.09
Warn Act	§4.11(d)
Warrant Exchange Agreement	§2.05(b)
Warrants	§2.05(b)

ARTICLE II

THE MERGER

SECTION 2.01.      The Merger.  At the Effective Time, upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, the Company shall be merged with and into BioSante.  As a result of the Merger, the separate corporate existence of the Company shall cease and BioSante shall continue as the surviving corporation of the Merger (the “Surviving Corporation”), and the separate corporate existence of BioSante with all its rights, privileges, immunities, powers and franchises shall continue as contemplated hereby.

SECTION 2.02.      Effective Time; Closing.  As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of such filing of the Certificate of Merger (or such later time as may be agreed by each of the parties hereto and specified in the Certificate of Merger) being the “Effective Time”).  Immediately prior to such filing of the Certificate of Merger, a closing of the Merger (the “Closing”) shall be held at the offices of O’Melveny & Myers LLP, 2765 Sand Hill Road, Menlo Park, California 94025, or such other place as the parties shall agree, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VIII.  The date of the Closing is referred to as the “Closing Date.”

SECTION 2.03.      Effect of the Merger.  The effect of the Merger at and following the Effective Time shall be as provided in the applicable provisions of the DGCL and this Agreement.

SECTION 2.04.      Conversion of Securities.

(a)           Conversion of Company Common Stock.  Subject to Section 3.01(e), at the Effective Time, by virtue of the Merger and without any action on the part of BioSante or the Company, or any holder of any Shares (as defined herein), each share of common stock, par value $0.001 per share, of the Company (“Company Common Stock”) (all shares of Company Common Stock being collectively referred to as the “Shares”) issued and outstanding immediately prior to the Effective Time (other than Shares to be canceled in accordance with Section 2.04(b)) shall be converted into the right to receive a number of validly issued, fully paid and non-assessable BioSante Common Shares equal to the Exchange Ratio (the “Per Share Merger Consideration”).

(b)           Cancellation of Certain Shares.  At the Effective Time, by virtue of the Merger and without any action on the part of BioSante or the Company, all Shares owned by the Company or BioSante or any direct or indirect wholly owned subsidiary of the Company or BioSante immediately prior to the Effective Time shall, by virtue of the Merger, and without any action on the part of the holder thereof, automatically be canceled without any conversion thereof and retired and shall cease to exist and no consideration shall be delivered in exchange therefor, and each holder of a certificate or certificates representing any such Shares shall cease to have any rights with respect thereto.

(c)           Capital Stock of BioSante.  At the Effective Time, by virtue of the Merger and without any action on the part of BioSante or the Company, each BioSante Common Share issued and outstanding immediately prior to the Effective Time shall become one duly authorized, validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation and each Special Share issued and outstanding immediately prior to the Effective Time shall become one duly authorized, validly issued, fully paid and non-assessable share of Class C Special Shares, $0.0001 par value, of the Surviving Corporation.

SECTION 2.05.      Company Stock Options.

(a)           At a time mutually agreed upon by BioSante and the Company, but in no event less than 30 days prior to the Effective Time, the administrator of the Amended and Restated 1998 Incentive Stock Option Plan, the 2001 Nonstatutory Option Plan, the 2001 Non-Employee Directors Stock Option Plan and the 2005 Equity Incentive Plan (collectively, as amended, supplemented or modified, the “Company Stock Option Plans”) shall provide appropriate notice to holders of all options outstanding under the Company Stock Option Plans (the “Company Stock Options”) that such Company Stock Options other than the Company Stock Options listed on Schedule 2.05(a) hereto (the “Specified Company Stock Options”), whether or not vested and whether or not exercisable, shall be fully vested and exercisable until immediately prior to the Effective Time.  Upon the Effective Time, all Company Stock Options other than the Specified Company Stock Options shall terminate.  The Specified Company Stock Options, whether or not vested, shall by virtue of the Merger be assumed by BioSante and shall remain outstanding following the Effective Time.  Each such Specified Company Stock Option so assumed by BioSante will continue to have, and be subject to, the same terms and conditions of such options immediately prior to the Effective Time (including, without limitation, any vesting provisions), except that: (i) each Specified Company Stock Option will be solely exercisable (or will become exercisable in accordance with its terms) for that number of whole BioSante Common Shares equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Specified Company Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of BioSante Common Shares; and (ii) the per share exercise price for the BioSante Common Shares issuable upon exercise of such assumed Specified Company Stock Option will be equal to the quotient determined by dividing the exercise price per share of Company

Common Stock at which such Specified Company Stock Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent.  BioSante shall comply with the terms of all such Specified Company Stock Options and use its reasonable best efforts to ensure, to the extent required by, and subject to the provisions of, the Company Stock Option Plans and permitted under the Code, that any Specified Company Stock Options that qualified for tax free treatment under Section 422 of the Code prior to the Effective Time continue to so qualify after the Effective Time.  BioSante shall take all corporate actions necessary to reserve for issuance a sufficient number of BioSante Common Shares for delivery upon exercise of all Specified Company Stock Options pursuant to the terms set forth in this Section 2.05(a).  From and after the Effective Time, all references to the Company in the Company Stock Option Plans and the applicable stock option agreements issued thereunder shall be deemed to refer to BioSante, which shall assume the Company Stock Options Plans as of the Effective Time by virtue of this Agreement and without any further action.  Prior to the Effective Time, the Company shall take all actions necessary to effect the transactions contemplated by this Section 2.05(a).  The Company will not take any action to accelerate the vesting, change the exercisability or extend the expiration date of any Specified Company Stock Options beyond what is contractually required as of April 1, 2009 (including those change of control agreements and arrangements with current executive officers identified in Section 4.10(a) of the Company Disclosure Schedule), and will take any action that is permitted to take so that the vesting, exercisability and expiration date of such Specified Company Stock Options is not accelerated or changed, and each Specified Company Stock Option shall be exercisable for a period of time determined in strict compliance with such contractual requirements.

(b)           Each outstanding and unexercised warrant existing on the date of this Agreement (the “Warrants”) shall be treated in accordance with the terms of the Warrants as set forth in Section 4.03(2) of the Company Disclosure Schedule, and the contractual obligations thereunder shall, by virtue of the Merger, be assumed by BioSante to the extent such obligations would survive a Merger under the terms of the Warrants as set forth in Section 4.03(2) of the Company Disclosure Schedule; provided, however, that pursuant to the Warrant Exchange Agreement, dated as of May 17, 2009, by and between the Company and Capital Ventures International (the “Warrant Exchange Agreement”), the Company shall pay or cause to be paid the Company Call Consideration (as defined in the Warrant Exchange Agreement) at least three (3) Business Days prior to the anticipated Closing Date if Capital Ventures International (“CVI”) so consents (which the Company will use commercially reasonable efforts to obtain as promptly as practicable after the date hereof) or, if CVI does not so consent, immediately prior to the Closing with respect to the outstanding portion of the Remainder Warrant (as defined in the Warrant Exchange Agreement) and, upon such payment, the Remainder Warrant shall not be assumed by BioSante and shall be cancelled.

SECTION 2.06.      Restricted Awards.  Immediately prior to the Effective Time, any restricted stock, restricted stock units, other equity-based awards or any other outstanding rights of any kind to acquire or receive Company Common Stock (other than Company Stock Options) (each, a “Company Restricted Award”) outstanding immediately prior to the Effective Time that are unvested or subject to risk of forfeiture, restrictions on transfer or other restrictions or conditions under the Company Stock Option Plans, any applicable award agreement or any other agreement with the Company, shall be fully vested and no longer subject to any restriction or other condition to which the applicable Company Restricted Award was subject.  At the

Effective Time, such fully vested Company Restricted Awards or, as the case may be, the number of shares of Company Common Stock subject to such Company Restricted Award, shall be exchanged for fully-vested BioSante Common Shares pursuant to Section 2.04.

SECTION 2.07.      Treatment of the Convertible Notes.  The Convertible Notes defined in Section 4.03(a) shall be treated as set forth in Section 7.17.

SECTION 2.08.      Certificate of Incorporation; Bylaws.

(a)           At the Effective Time, the certificate of incorporation of BioSante as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by Law and such certificate of incorporation.

(b)           At the Effective Time, the bylaws of BioSante as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended as provided by Law, the certificate of incorporation of the Surviving Corporation and such bylaws.

SECTION 2.09.      Directors and Officers.  At the Effective Time (and for the avoidance of doubt by virtue of the Merger and without any action on the part of BioSante or the Company or any holder of any Shares, BioSante Common Shares or Special Shares), the directors of BioSante (as approved by Company in accordance with Section 4.21) immediately prior to the Effective Time and Stephen A. Sherwin, M.D. and John T. Potts, Jr., M.D., shall be appointed as the initial directors of the Surviving Corporation, each such director to hold office in accordance with the DGCL, the certificate of incorporation and bylaws of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal, and the officers of BioSante immediately prior to the Effective Time shall, subject to the applicable provisions of the certificate of incorporation and bylaws of the Surviving Corporation, be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal.

SECTION 2.10.      Taking of Necessary Action; Further Action.  If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, properties, rights, privileges, immunities, powers and franchises of the Company and BioSante, the Company will take all such lawful and necessary action.

SECTION 2.11.              Calculation of Net Cash.

(a)           For the purposes of this Agreement, the “Determination Date” shall be the date that is ten (10) calendar days prior to the earlier to occur of the date originally scheduled for the BioSante Stockholder Meeting and the date originally scheduled for the Company Stockholder Meeting, as agreed upon by BioSante and the Company at least fifteen (15) calendar days prior to the earlier to occur of the date originally scheduled for the BioSante Stockholder Meeting and the date originally scheduled for the Company Stockholder Meeting.  Within one (1) calendar day following the Determination Date, the Company shall deliver to BioSante a schedule (a “Net Cash Schedule”) setting forth, in reasonable detail, the Company’s calculation of Net Cash (as determined in accordance with the definition of Net Cash set forth in Article I) (the “Net Cash Calculation”) as of such applicable Determination Date prepared by the Company’s Chief Financial Officer.  The Company shall make the work papers and back-up materials used in preparing the applicable Net Cash Schedule available to BioSante and, if requested by BioSante, its accountants and counsel at reasonable times and upon reasonable notice.

(b)           Within two (2) calendar days after the Company delivers the Net Cash Schedule to BioSante (the “Response Date”), BioSante shall have the right to dispute any part of such Net Cash Schedule by delivering a written notice to that effect to the Company (a “Dispute Notice”).  Any Dispute Notice shall identify in reasonable detail the nature of any proposed revisions to the Net Cash Calculation and shall be accompanied by reasonably detailed materials supporting the basis for such proposed revisions.

(c)           If on or prior to the Response Date, (i) BioSante notifies the Company in writing that it has no objections to the Net Cash Calculation set forth in the Net Cash Schedule or (ii) BioSante fails to deliver a Dispute Notice as provided in Section 2.11(b), then the Net Cash Calculation as set forth in the Net Cash Schedule shall be deemed to have been finally determined for purposes of this Agreement and to represent the Net Cash at the Determination Date for purposes of this Agreement.

(d)           If BioSante delivers a Dispute Notice on or prior to the Response Date as provided in Section 2.11(b), then representatives of the Company and BioSante shall promptly meet and attempt in good faith to promptly resolve the disputed item(s) and negotiate an agreed-upon determination of Net Cash within two (2) calendar days after the Response Date, which agreed upon Net Cash amount shall be deemed to have been finally determined for purposes of this Agreement and to represent the Net Cash at the Determination Date for purposes of this Agreement.

(e)           Once the Net Cash at the Determination Date has been finally determined, which shall be no later than five (5) calendar days after the Determination Date, the Company shall issue a press release publicly announcing (i) the Company’s Net Cash at the Determination Date, (ii) whether the minimum Net Cash condition set forth in Section 8.02(e) has been satisfied, and (iii) any adjustment to the Exchange Ratio based on the Company’s Net Cash at the Determination Date.

ARTICLE III

DELIVERY OF BIOSANTE COMMON SHARES

SECTION 3.01.      Exchange of Certificates.

(a)           Exchange Agent.  From and after the Effective Time, BioSante shall deposit, or shall cause to be deposited, with Computershare or another bank or trust company selected by BioSante and reasonably acceptable to and approved in advance by the Company (the “Exchange Agent”), for the benefit of the holders of Shares, (i) for exchange in accordance with this Article III through the Exchange Agent, certificates or, at BioSante’s option, evidence of shares in book entry form, representing BioSante Common Shares issuable to holders of Shares in the Merger pursuant to Section 2.04 as of the Effective Time, (ii) immediately available funds, from time to time as required to make payments in lieu of any fractional shares pursuant to Section 3.01(e) and (iii) any cash or other consideration from time to time as required for any dividends or other distributions pursuant to Section 3.01(c) (such cash and certificates (or, as the case may be, evidence of book entry form) for BioSante Common Shares, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”).  The Exchange Agent shall, pursuant to irrevocable instructions, deliver the BioSante Common Shares contemplated to be issued pursuant to Section 2.04, dividends or other distributions contemplated to be delivered pursuant to Section 3.01(c) and the cash in lieu of fractional shares contemplated to be paid pursuant to Section 3.01(e) out of the Exchange Fund.  Except as contemplated by Section 3.01(g) hereof, the Exchange Fund shall not be used for any other purpose.

(b)           Exchange Procedures.

(i)            As promptly as practicable after the Effective Time, BioSante shall cause the Exchange Agent to mail to each person who was, at the Effective Time, a holder of record of Shares whose Shares were converted into the right to receive the Per Share Merger Consideration pursuant to Section 2.04(a):  (A) a letter of transmittal (which shall be in customary form reasonably agreed upon by BioSante and Company, and shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Shares (the “Certificates”) shall pass, only upon proper delivery of the Certificates (or an affidavit of loss in lieu thereof) to the Exchange Agent); and (B) instructions for use in effecting the surrender of the Certificates (or an affidavit of loss in lieu thereof) pursuant to such letter of transmittal.

(ii)           Upon surrender to the Exchange Agent of a Certificate (or an affidavit of loss in lieu thereof) for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor (A) a certificate or, at BioSante’s option, evidence of shares in book entry form, representing that number of whole BioSante Common Shares which such holder has the right to receive in respect of the Shares formerly represented by such Certificate (after taking into account all Shares then held by such holder), (B) cash in lieu of any fractional BioSante Common Shares to which such holder is entitled pursuant to Section 3.01(e), and (C) any dividends or other distributions to which such holder is entitled pursuant to Section 3.01(c), and the Certificate (or an affidavit of loss in lieu thereof) so surrendered shall forthwith be canceled.  In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a certificate representing the proper number of BioSante Common Shares, cash in lieu of any fractional BioSante Common Shares to which such holder is entitled pursuant to Section 3.01(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 3.01(c) may be delivered to a transferee if the Certificate (or an affidavit of loss in lieu thereof) representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid.  Until surrendered as contemplated by this Section 3.01, each Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the certificate representing BioSante Common Shares, cash in lieu of any fractional BioSante Common Shares to which such holder is entitled pursuant to Section 3.01(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 3.01(c).

(c)           Distributions with Respect to Unexchanged BioSante Common Shares.  No dividends or other distributions declared or made after the Effective Time with respect to the BioSante Common Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the BioSante Common Shares represented thereby, and no cash payment in lieu of any fractional shares shall be paid to any such holder pursuant to Section 3.01(e), until the holder of such Certificate shall surrender such Certificate (or an affidavit of loss in lieu thereof).  Subject to the effect of escheat or other applicable Laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole BioSante Common Shares issued in exchange therefor, without interest, (i) the amount of any cash payable with respect to any fractional BioSante Common Shares to which such holder is entitled pursuant to Section 3.01(e) and the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such whole BioSante Common Shares, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole BioSante Common Shares.

(d)           No Further Rights in Company Common Stock.  All BioSante Common Shares issued upon surrender of a Certificate in accordance with the terms of this Article III and any cash paid pursuant to Section 3.01(c) or Section 3.01(e) shall be deemed to have been issued in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificate.

(e)           No Fractional Shares.  No certificates or scrip representing fractional BioSante Common Shares shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a stockholder of BioSante.  Each holder of a fractional share interest (after aggregating all fractional BioSante Common Shares issuable to such holder) shall be paid an amount in cash (without interest, rounded to the nearest whole cent equal to the product obtained by multiplying (i) such fractional share interest to which such holder (after taking into account all fractional share interests then held by such holder) would otherwise be entitled by (ii) the BioSante Share Value.  As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional share interests, the Exchange Agent shall so notify BioSante, and BioSante shall deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional share interests subject to and in accordance with the terms of Section 3.01(b) and Section 3.01(c).

(f)            Adjustments of Exchange Ratio.  If, between the date of this Agreement and the Effective Time, there is a reorganization, recapitalization, reclassification, stock split, reverse stock split, stock dividend or distribution (including any dividend or distribution of securities convertible into BioSante Common Shares or Company Common Stock), extraordinary cash dividend, subdivision, issuer tender or exchange offer, combination, exchange of shares or other similar change with respect to, or rights issued in respect of, the BioSante

Common Shares or Company Common Stock (each, an “Adjustment”), the Exchange Ratio shall be adjusted accordingly, without duplication, to provide the holders of Shares with the same economic effect as contemplated by this Agreement prior to such Adjustment.

(g)           Termination of Exchange Fund.  Any portion of the Exchange Fund that remains undistributed to the holders of the Shares for nine months after the Effective Time shall be delivered to BioSante, upon demand, and any holders of Shares who have not theretofore complied with this Article III shall thereafter look only to BioSante (subject to abandoned property, escheat or other similar laws) for the Per Share Merger Consideration, any cash in lieu of fractional BioSante Common Shares to which they are entitled pursuant to Section 3.01(e) and any dividends or other distributions with respect to the BioSante Common Shares to which they are entitled pursuant to Section 3.01(c).  Neither BioSante nor the Surviving Corporation shall be liable to any holder of Shares for any Per Share Merger Consideration (or dividends or distributions with respect to BioSante Common Shares), or other cash properly delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(h)           Withholding Rights.  Each of the Company, the Surviving Corporation and BioSante shall be entitled to deduct and withhold from the consideration or other amounts payable pursuant to this Agreement to any holder of Shares, Company Stock Options, Company Restricted Awards or other interests in the Company such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Law relating to Taxes.  To the extent that amounts are so withheld by the Company, the Surviving Corporation or BioSante, as the case may be, and paid to the appropriate taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares, Company Stock Options, Company Restricted Awards or other interests in the Company in respect of which such deduction and withholding was made by the Company, the Surviving Corporation or BioSante, as the case may be.

(i)            Lost, Stolen, Destroyed or Unissued Certificates.  If any Certificate shall have been lost, stolen or destroyed, or was never issued, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen, destroyed or unissued and, if required by the Surviving Corporation in its reasonable discretion, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen, destroyed or unissued Certificate the whole number of BioSante Common Shares, any cash in lieu of fractional BioSante Common Shares to which the holders thereof are entitled pursuant to Section 3.01(e) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 3.01(c).

SECTION 3.02.      Stock Transfer Books.  At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Shares that were outstanding immediately prior to the Effective Time thereafter on the records of the Company.  From and after the Effective Time, the holders of Certificates representing Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided in this Agreement or by Law.

On or after the Effective Time, any Certificates presented to the Exchange Agent or BioSante for any reason shall be canceled and converted in accordance with the terms of this Article III.

SECTION 3.03.      No Appraisal Rights.  In accordance with Section 262 of the DGCL, no appraisal rights shall be available to holders of Shares in connection with the Merger.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As an inducement to BioSante to enter into this Agreement, except (i) as set forth in the Company Disclosure Schedule (with specific reference to the particular section or subsection of this Agreement to which the information set forth in the Company Disclosure Schedule relates; provided, that any information set forth in one section or subsection of the Company Disclosure Schedule shall be deemed to apply to each other section or subsection thereof to which its relevance is reasonably apparent); and (ii) as disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 (the “Company 10-K”) and other Company SEC Reports filed after the fiscal year ended December 31, 2008, but prior to the date of this Agreement (other than disclosures in the “Risk Factors” sections thereof or any disclosures included therein that are cautionary, predictive or forward-looking in nature) (the “Current Company SEC Reports”); provided, that in no event shall any disclosure contained in such Current Company SEC Reports be deemed to be an exception to any representation or warranty contained in Section 4.03(a), Section 4.05(b) or Section 4.08, and it being understood that any matter set forth in the Current Company SEC Reports shall be deemed to qualify any representation or warranty in this Article IV only to the extent that the description of such matter in such Current Company SEC Reports would be reasonably inferred to be a qualification with respect to such representation and warranty), the Company hereby represents and warrants to BioSante as follows:

SECTION 4.01.      Organization and Qualification; Subsidiaries.

(a)           Each of the Company and each subsidiary of the Company (each, a “Subsidiary”) is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions where such concept is applicable) under the laws of the jurisdiction of its organization and has the requisite corporate or similar power and authority and all necessary approvals from Governmental Authorities to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure of any Subsidiary to be so organized, existing or in good standing or to have such power, authority and approvals would not, individually or in the aggregate, have a Company Material Adverse Effect.  The Company and each Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing (with respect to jurisdictions where such concept is applicable), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary or desirable, except for such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, would not have a Company Material Adverse Effect.

(b)          Section 4.01(b) of the Company Disclosure Schedule sets forth all of the Subsidiaries of the Company in existence as of the date of this Agreement, together with the jurisdiction of incorporation or organization of each such Subsidiary and the percentage of the outstanding capital stock or other equity interests of each such Subsidiary owned by the Company and its other Subsidiaries.  There are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire, or register under any securities Law, any Shares or any capital stock of any Subsidiary or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, the Company or any Subsidiary.

SECTION 4.02.      Certificate of Incorporation and Bylaws.  The Company has heretofore furnished to BioSante a complete and correct copy of the certificate of incorporation and the bylaws or equivalent organizational documents, each as amended to date, of the Company and each of the Subsidiaries.  Such certificates of incorporation, bylaws or equivalent organizational documents are in full force and effect.  Neither the Company nor any Subsidiary is in violation of any of the provisions of its certificate of incorporation, bylaws or equivalent organizational documents.

SECTION 4.03.      Capitalization.

(a)           The authorized capital stock of the Company consists of (i) 275,000,000 Shares, and (ii) 5,000,000 shares of preferred stock, par value $0.001 per share (“Company Preferred Stock”).  As of June 29, 2009, (i) 109,618,787 Shares were issued and outstanding (not including Shares held in the treasury of the Company), all of which are duly authorized, validly issued, fully paid and non-assessable, (ii) no Shares are held by the Subsidiaries, (iii) 12,729,729 Shares were reserved for future issuance for grant or available for grant Company Stock Options pursuant to the Company Stock Option Plans, (iv) 32,000 Shares were reserved for future issuance pursuant to outstanding Company Restricted Awards (together with the Company Stock Options, the “Company Stock Awards”), (v) 135,604 Shares were reserved for future issuance pursuant to the Company’s outstanding 3.125% Convertible Senior Notes due 2011 (the “Old Convertible Notes”), (vi) 30,563,235 Shares were reserved for future issuance pursuant to the Company’s outstanding 3.125% Convertible Senior Notes due 2013 (the “New Convertible Notes” and, together with the Old Convertible Notes, the “Convertible Notes”), (vii) 796,918 Shares were reserved for future issuance pursuant to outstanding warrants issued to Kingsbridge Capital Limited, (viii) 2,162,162 Shares were reserved for future issuance pursuant to outstanding warrants issued in the Company’s 2007 registered direct offerings, (ix) 1,848,467 Shares were reserved for future issuance pursuant to outstanding warrants issued pursuant to the Warrant Exchange Agreement (the “CVI Warrant”), and (x) no shares of Company Preferred Stock were issued and outstanding.  Except as disclosed in Section 4.03(1) of the Company Disclosure Schedule, and except for the Preferred Shares Purchase Rights (the “Company Rights”) issued pursuant to the Company Rights Agreement, there are no options, warrants, convertible debt or other convertible instruments or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, or other equity interests in, the Company.  Section 4.03(2) of the Company Disclosure Schedule accurately sets forth each currently outstanding form of Warrant issued by the Company and the following information with respect to each such currently outstanding Warrant: (1) the aggregate number and type of shares receivable upon exercise of such outstanding Warrants, the exercise price thereof, and the expiration date, (2) whether or not as a result of the Merger such Warrant by its terms will terminate, will not be assumed by BioSante and will no longer be outstanding immediately following the Merger and any required notices or consents with respect thereto, (3) whether or not as a result of the Merger such Warrant by its terms will be assumed by BioSante and the corresponding calculation of the adjustment to such Warrant’s number and type of shares receivable upon exercise thereof and the exercise price thereunder immediately after the Effective Time and any required notices or consents with respect thereto, and (4) whether or not as a result of the Merger such Warrant by its terms gives the Company or the Warrant Holder the right to call or put, as applicable, the Warrant for cash or shares and the corresponding cash or share consideration payable with respect thereto.

(b)           The following information has been made available to BioSante prior to the date of this Agreement with respect to each Company Stock Award outstanding as of the date of this Agreement:  (i) the name of the Company Stock Award recipient; (ii) the date on which such Company Stock Award was granted; (iii) the date on which such Company Stock Award expires; (iv) the exercise or purchase price of such Company Stock Award; (v) the number of Shares subject to such Company Stock Award; and (vi) the number of Shares vested pursuant to such Company Stock Award.

(c)           No Subsidiary owns any capital stock of, or other equity interest in, the Company.  Each outstanding share of capital stock of, or other equity interest in, each Subsidiary is duly authorized, validly issued, fully paid and non-assessable, and each such share is owned by the Company or another Subsidiary free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, limitations on the Company’s or any Subsidiary’s voting rights, charges and other encumbrances, except for limitations on transfer imposed by federal or state securities Laws.  There are no options, warrants, convertible debt or other convertible instruments or other rights, agreements, arrangements or commitments relating to the issued or unissued capital stock of any Subsidiary or obligating the Company or any Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, any Subsidiary.  Neither the Company nor any of its Subsidiaries owns any capital stock of, or other equity interest in, any third party (other than the Company’s ownership of capital stock of its Subsidiaries).

(d)           The Company has made available to BioSante an accurate and complete copy of the Company Stock Option Plans pursuant to which Company has granted the Company Stock Awards that are currently outstanding and the form of all stock award agreements evidencing such Company Stock Awards.  All Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable.  All outstanding Shares, all outstanding Company Stock Awards, and all outstanding shares of capital stock of each Subsidiary have been issued and granted in compliance in material respects with (i) all applicable Laws, and (ii) all requirements set forth in applicable contracts.

(e)           The exercise price of each of the Company Stock Options is the fair market value of the Company Common Stock on the date of grant of such option.  Except pursuant to the terms of this Agreement or as set forth in the Current Company SEC Reports, there are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Stock Award as a result of the Merger (whether alone or upon the occurrence of any additional or subsequent events).

(f)            Since March 31, 2009, other than (i) pursuant to the exercise of Company Stock Options outstanding as of December 31, 2008 issued pursuant to the Company Stock Option Plans, (ii) pursuant to and required by the terms of Company Stock Awards outstanding as of December 31, 2008, (iii) as permitted by the terms of Section 6.01, (iv) pursuant to the terms of the Stock Purchase Agreement between the Company and BioMed Realty, L.P., dated as of April 8, 2009, (v) pursuant to the terms of the Warrant Exchange Agreement, and (vi) as a result of the exchange offer for the Old Convertible Notes, there has been no change in (i) the outstanding capital stock of the Company, (ii) the number of Company Stock Options or Company Stock Awards outstanding, or (iii) the number of other options, warrants or other rights to purchase Company capital stock.

(g)           Since June 29, 2009, except as permitted by the terms of Section 6.01, the Company has not prepaid, purchased, re-purchased or redeemed, in whole or in part, any Convertible Notes, or otherwise made any payment with respect thereto, other than payments of interest in accordance with the terms thereof.

(h)           As of the date of this Agreement, the Conversion Price (as defined in the Old Notes Indenture (as defined in Section 7.17 hereof)) of the Old Convertible Notes is $9.10, and the Conversion Price (as defined in the New Notes Indenture (as defined in Section 7.17 hereof)) of the New Convertible Notes is $0.68, subject to adjustment after the date hereof as set forth therein.

SECTION 4.04.      Authority Relative to This Agreement.  The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Company Stockholder Approval, to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, obtaining the Company Stockholder Approval and the filing and recordation of appropriate merger documents as required by the DGCL).  This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by BioSante, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles.  The Company Board has approved this Agreement and the transactions contemplated hereby and such approvals are sufficient so that the restrictions on business combinations set forth in Section 203(a) of the DGCL shall not apply to the Merger or any of the transactions contemplated hereby, and such approvals have not been withdrawn or modified.  No other state “moratorium,” “control share,” “fair price” or other takeover statute or regulation is applicable to the Company with respect to the Merger or the other transactions contemplated by this Agreement.

SECTION 4.05.      No Conflict; Required Filings and Consents.

(a)           The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the certificate of incorporation or bylaws or any equivalent organizational documents, each as amended to date, of the Company or any Subsidiary, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.05(b) have been obtained, that all filings and obligations described in Section 4.05(b) have been made and that the Company Stockholder Approval has been obtained, conflict with or violate any United States or non-United States (including without limitation any state, local, international or foreign) statute, law, ordinance, regulation, rule, code, writ, executive order, injunction, judgment, decree or other order (“Law”) applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) result in any breach of, loss of any benefit under, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any property of any of them is bound or affected, except, with respect to clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other occurrences that, individually or in the aggregate, would not have a Company Material Adverse Effect.

(b)           The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any United States federal, state, county or local or non-United States government, governmental, regulatory, Taxing or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except (i) for applicable requirements, if any, of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act, state securities or “blue sky” laws (“Blue Sky Laws”) and filing and recordation of appropriate merger documents as required by the DGCL, and except as may be required in connection with Taxes described in Section 7.09 and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, have a Company Material Adverse Effect.

SECTION 4.06.      Permits.  Section 4.06 of the Company Disclosure Schedule sets forth a true and correct list of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority held by the Company or any of its Subsidiaries (the “Company Permits”).  Each of the Company and the Subsidiaries is in possession of Company Permits necessary for each of the Company or the Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted, except where the failure to have, or the suspension or cancellation of, any of the Company Permits would not, individually or in the aggregate, have a Company Material Adverse Effect.  As of the date of this Agreement, no suspension or cancellation of any material Company Permit is pending or, to the knowledge of the Company, threatened.

SECTION 4.07.      SEC Filings; Financial Statements.

(a)           The Company has filed all forms, reports, statements, schedules and other documents required to be filed by it with the U.S. Securities and Exchange Commission (the “SEC”) since December 31, 2005 (collectively, the “Company SEC Reports”).  The Company SEC Reports (i) at the time they were filed or, if amended, as of the date of such amendment, complied in all material respects with all applicable requirements of the Securities Act, or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, and the rules and regulations promulgated thereunder, each as in effect on the date so filed, except to the extent updated, amended, restated or corrected by a subsequent Company SEC Report filed with or furnished to the SEC by the Company, and in either case, publicly available prior to the date of this Agreement and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except to the extent updated, amended, restated or corrected by a subsequent Company SEC Report.  As of the date of this Agreement, the Company is eligible for the use of Form S-3 for purposes of eligibility for incorporation by reference on Form S-4.  No Subsidiary is required to file any form, report or other document with the SEC.  There are no outstanding comments from the Staff of the SEC with respect to any of the Company SEC Reports.

(b)           Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Reports (or if amended prior to the date of this Agreement, as amended) complied as to form, as of their respective dates of filing with the SEC, in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), was prepared in accordance with the then existing United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the consolidated financial position, changes in stockholders’ equity, results of operations and cash flows of the Company and the consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments).

(c)           Except as and to the extent set forth on the consolidated balance sheet of the Company and the consolidated Subsidiaries as of December 31, 2008, including the notes thereto (the “Company Balance Sheet”) or disclosed in the Company 10-K or other Current Company SEC Reports filed subsequent to the date of the Company 10-K, neither the Company nor any Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities and obligations, (i) incurred in the ordinary course of business consistent with past practice since December 31, 2008, (ii) relating to payment or performance obligations under contracts that are either (1) disclosed in the Company Disclosure Schedule or (2) not required to be so disclosed by the terms of this Agreement (and including any of the foregoing types of contracts that are entered into or obtained after the date of this Agreement, as long as such action does not result in a breach of this Agreement) in accordance with the terms and conditions thereof which are not required by GAAP to be reflected on a regularly prepared balance sheet or (iii) incurred in connection with the performance by the Company of its obligations under this Agreement.

(d)           The Company has heretofore furnished or made available to BioSante complete and correct copies of all material amendments and modifications that have not been filed by the Company with the SEC to all Company Material Contracts (except for such amendments or modifications as would not affect the surviving provisions of such Company Material Contracts as in effect on the date of this Agreement).

(e)           The Company has timely filed all certifications and statements required by (x) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (y) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any Company SEC Report.

(f)            The records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means that are under the exclusive ownership and direct control of the Company and its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive and non-direct ownership and control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 4.07(f).  The Company maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act; such controls and procedures are designed to ensure that all material information concerning the Company and the Subsidiaries that is required to be disclosed in the Company’s SEC filings and other public disclosures is made known on a timely basis to the individuals responsible for the preparation of the Company’s SEC filings and other public disclosure documents.

(g)           The Company maintains a standard system of accounting, established and administered in accordance with GAAP.  The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorization, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP or any other criteria applicable to such statements and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(h)           Since December 31, 2005, (i) neither the Company nor any Subsidiary nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any Subsidiary, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Subsidiary or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any Subsidiary has engaged in questionable accounting or auditing practices, (ii) no attorney representing the Company or any Subsidiary, whether or not employed by the Company or any Subsidiary, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company

Board or any committee thereof or to any director or officer of the Company, and (iii) there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Board or any committee thereof that could have a material effect on accounting or revenue recognition.

(i)            Except in response to any inquiries or interrogatories described in Section 4.07(j), to the knowledge of the Company, no employee of the Company or any Subsidiary is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law by the Company or any Subsidiary the outcome of which, as of the date of this Agreement, would, individually or in the aggregate, have a Company Material Adverse Effect.

(j)            The Company is not in receipt of any non-routine inquiries or interrogatories, whether in writing or, to the knowledge of the Company, otherwise or, to the knowledge of the Company, is not the subject of any investigation, audit, review or hearing by or in front of (A) the SEC or NASDAQ, with respect to any of the Company SEC Reports or any of the information contained therein, or (B) any other Governmental Authority, with respect to the conduct by the Company or any Subsidiary of its business or any aspect thereof the outcome of which is, as of the date of this Agreement, individually or in the aggregate, reasonably likely to be materially adverse to the Company and the Subsidiaries, taken as a whole.

SECTION 4.08.      Absence of Certain Changes or Events.  Since December 31, 2008 and except as set forth in the Company 10-K or other Current Company SEC Reports filed subsequent to the date of the Company 10-K, (a) except as expressly contemplated by this Agreement, the Company and the Subsidiaries have conducted their businesses in the ordinary course and in a manner consistent with past practice in all material respects, (b) there has not been any Company Material Adverse Effect and (c) none of the Company or any Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 6.01(b).

SECTION 4.09.      Absence of Litigation.  Other than with respect to employee benefit plans, labor and employment, intellectual property, tax and environmental matters, which are the subjects of Section 4.10, Section 4.11, Section 4.13, Section 4.14 and Section 4.15, respectively, and except as disclosed in the Company 10-K or other Current Company SEC Reports filed subsequent to the date of the Company 10-K, (a) there is no investigation of which the Company has received notice and no litigation, suit, claim, action or proceeding (an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary, or any property or asset of the Company or any Subsidiary, before any Governmental Authority that would, individually or in the aggregate, have a Company Material Adverse Effect; and (b) neither the Company nor any Subsidiary nor any property or asset of the Company or any Subsidiary is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority that would, individually or in the aggregate, have a Company Material Adverse Effect.

SECTION 4.10.      Employee Benefit Plans.

(a)                                  Section 4.10(a) of the Company Disclosure Schedule lists as of the date of this Agreement each of the following:  (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all material bonus, stock option, stock purchase, restricted stock, restricted stock unit, performance share, performance unit, equity-based compensation, incentive, deferred compensation, savings, retirement, disability, medical, insurance, supplemental retirement, severance or other similar benefit plans, programs or arrangements, and all material employment, termination, transaction bonus, retention, change of control, severance or other material contracts, arrangements, understandings or agreements to which the Company, any Subsidiary or any ERISA Affiliate is a party, with respect to which the Company, any Subsidiary or any ERISA Affiliate has any liability or which are maintained, contributed to, required to be contributed to or sponsored by the Company, any Subsidiary or any ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of the Company, any Subsidiary or any ERISA Affiliate, (ii) each employee benefit plan for which the Company or any Subsidiary would incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated, (iii) any plan in respect of which the Company or any Subsidiary would incur liability under Section 4212(c) of ERISA, and (iv) any material contracts, arrangements or understandings between the Company or any Subsidiary and any current or former employee, officer, director or independent contractor of the Company or any Subsidiary relating to a sale of the Company or any Subsidiary (each of the items set forth in clauses (i) through (iv), whether written or unwritten, being referred to collectively as, the “Company Plans”).  “ERISA Affiliate” means any trade or business, whether or not incorporated, which together with the Company would be deemed a “single employer” within the meaning of Section 414(b), (c), or (m) of the Code or Section 4001 of ERISA.

(b)                                 Except as set forth in the Company Disclosure Schedule, the Company has furnished to BioSante true and complete copies of:

(i)                                     all Company Plan documents and related trust agreements or other agreements or contracts evidencing any funding vehicle with respect thereto (and amendments to any such documents);

(ii)                                  insurance contracts that provide benefits for any Company Plan;

(iii)                               service agreements or other contracts with any third-party recordkeeper or other service provider for a Company Plan;

(iv)                              the three most recent annual reports on Form 5500, including all schedules, financial statements, attachments and/or audits thereto, with respect to any Company Plan for which such a report (and/or audit) is required;

(v)                                 the form of summary plan description, including any summary of material modifications thereto or other modifications communicated to participants, currently in effect with respect to each Company Plan;

(vi)                              the most recent determination letter with respect to each Company Plan intended to qualify under Section 401(a) of the Code and the full and complete application therefore submitted to the Internal Revenue Service;

(vii)                           material correspondence with regulatory authorities (such as a copy of all documents relating to a voluntary correction submission with the Department of Labor or the Internal Revenue Service) with respect to each Company Plan;

(viii)                        all personnel files and Company Plan records including, but not limited to, all COBRA notices and election forms completed by any individual entitled to COBRA under any Company Plan as of the Closing;

(ix)                                all documents relating to the termination of any Company Plan within the past three (3) years (including amendments, correspondence, notices and election forms); and

(x)                                   a complete spreadsheet that identifies each current or former Company employee to whom the Company has or may incur any post-employment obligations (such as severance benefits) and describes all amounts owed to such individual, copies of all signed documents relating to each such individual (such as a signed separation agreement and release) and all other information necessary to determine amounts owed to the employee as of the date hereof (with the Company providing BioSante updated information for such individuals as of the Effective Time)

(c)                                  Neither the Company nor any Subsidiary has any binding commitment (i) to create or incur any material liability with respect to or adopt any material employee benefit plan, program or arrangement, (ii) to enter into any material contract or agreement to provide compensation or benefits to any individual, or (iii) to modify or change in any material respect or terminate any Company Plan, other than with respect to a modification, change or termination required by ERISA, the Code or other applicable Law or reasonably advisable in order to maintain the Company Plan’s tax-qualified status or to comply with such applicable Law.

(d)                                 None of the Company Plans is a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a “Multiemployer Plan”) or is subject to Part 3 of Subtitle B of Title I or to Title IV of ERISA or Section 412 of the Code.  Neither the Company nor any ERISA Affiliate has contributed to a Multiemployer Plan within the six-year period ending on the date of this Agreement.  No Company Plan is a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA.  Except as required by Law, none of the Company Plans provides for post-termination or retiree benefits, including but not limited to retiree medical, disability or life insurance benefits, to any current or former employee, officer or director or independent contractor of the Company or any Subsidiary (other than (1) retirement or death benefits under any plan intended to be qualified under Section 401(a) of the Code, (2) disability benefits that have been fully provided for by insurance under a Company Plan that constitutes an “employee welfare benefit plan” within the meaning of Section (3)(1) of ERISA, or (3) benefits in the nature of severance pay with respect to one or more of the employment contracts set forth on Section 4.10(a) of the Company Disclosure Schedule).

(e)                                  Except as set forth on Section 4.10(e) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby shall (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation due, to any current or former employee, officer, director or independent contractor of the Company and the Subsidiaries; (ii) increase any benefits otherwise payable under any Company Plan; (iii) result in the acceleration of the time of payment or vesting of any compensation or benefits, whether or not payable under a Company Plan; (iv) result in the payment of any amounts that are reasonably expected to, individually or in combination with any other such payment, constitute an “excess parachute payment”, as defined in Section 280G(b)(1) of the Code; (v) require the Company to place in trust or otherwise set aside any amounts in respect of severance pay or otherwise or (vi) result in the triggering or imposition of any restrictions or limitations on the rights of the Company to amend or terminate any Company Plan.

(f)                                    Each Company Plan is operated in all material respects in accordance with its terms and the requirements of all applicable Laws including ERISA and the Code.  The Company and the Subsidiaries have performed, in all material respects, all obligations required to be performed by them under, are not in any respect in default under or in violation of, and have no knowledge of any default or violation by any party to, any Company Plan.  No Action is pending or, to the knowledge of the Company, threatened with respect to any Company Plan (other than claims for benefits in the ordinary course) and, to the knowledge of the Company, no fact or event exists that could give rise to any such Action.

(g)                                 Each Company Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has timely received a favorable determination letter from the IRS covering all of the provisions applicable to the Company Plan for which determination letters are currently available that the Company Plan is so qualified and each trust established in connection with any Company Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and no fact or event has occurred since the date of such determination letter or letters from the IRS that would reasonably be expected to adversely affect the qualified status of any such Company Plan or the exempt status of any such trust.

(h)                                 There has not been any non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Plan that would reasonably be expected to result in a material penalty, excise tax or liability.  To the knowledge of the Company, no fiduciary has or is expected to have any material liability for breach of fiduciary duty or any other failure to act or comply with the requirements of ERISA, the Code or any other applicable Law.  Neither the Company nor any Subsidiary has incurred any liability under, arising out of or by operation of Title IV of ERISA, including any liability in connection with (i) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA, or (ii) the withdrawal from any Multiemployer Plan, and no fact or event exists which could give rise to any such liability.

(i)                                     All contributions, premiums or payments required to be made or accrued before the Effective Time with respect to any Company Plan have in all material respects been made on or before their due dates.  All such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any Governmental Authority and, to the knowledge of the Company, no fact or event exists which would give rise to any such challenge or disallowance.

(j)                                     Except as set forth on Section 4.10(j) of the Company Disclosure Schedule, no Company Plan is subject to any law of a jurisdiction other than the United States and no Company Plan is maintained for any current or former employees, consultants, or independent contractors who provide services to the Company or any Subsidiary outside the United States.

(k)                                  Each Company Plan that is subject to the requirements of Section 409A of the Code is in good faith, material compliance with the currently applicable requirements of Section 409A of the Code and the regulations, rulings and notices thereunder.

(l)                                     All outstanding stock options, restricted stock, restricted stock units, stock appreciation rights, performance shares, performance share units, or other share-based awards have been issued under the Amended and Restated 1998 Incentive Stock Option Plan, the 2001 Nonstatutory Option Plan, the 2001 Non-Employee Directors Stock Option Plan and the 2005 Equity Incentive Plan.

SECTION 4.11.      Labor and Employment Matters.

(a)                                  (i) Neither the Company nor any Subsidiary is a party to any collective bargaining agreement, works council or other labor union contract applicable to persons employed by the Company or any Subsidiary, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees; (ii)  there are no unfair labor practice complaints pending against the Company or any Subsidiary before the National Labor Relations Board or any current union representation questions involving employees of the Company or any Subsidiary; and (iii) there is no strike, slowdown, work stoppage or lockout, or, to the knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any Subsidiary.

(b)                                 The Company has no and does not reasonably expect to incur any liabilities with respect to any misclassification of any individual as an independent contractor, temporary employee or leased employee and no independent contractor, temporary employee or leased employee has been improperly excluded from any Company Plan, except for any failure which would not, individually or in the aggregate, result in a material liability.

(c)                                  The Company and the Subsidiaries are in material compliance with all applicable Laws relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority and have withheld and paid to the appropriate Governmental Authority or are holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of the Company or any Subsidiary and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing. Except as would not reasonably be expected to result in a material liability, (i) the Company and the Subsidiaries have paid in full to all employees or adequately accrued for in accordance with GAAP consistently applied all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees and there is no claim with respect to payment of wages, salary or overtime pay that has been asserted and not resolved or that is now pending or threatened before any Governmental Authority with respect to any persons currently or formerly employed by the Company or any Subsidiary, (ii) neither the Company nor any Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices, (iii) there is no charge or proceeding with respect to a violation of any occupational safety or health standards that has been asserted and not resolved or that is now pending or, to the knowledge of the Company, threatened with respect to the Company, and (iv) there is no charge of discrimination in employment or employment practices, for any reason, including age, gender, race, religion or other legally protected category, which has been asserted and not resolved or that is now pending or, to the knowledge of the Company, threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which the Company or any Subsidiary has employed or employs any person.

(d)                                 The Company and its Subsidiaries are and have been in all material respects in compliance with all notice and other requirements under the Worker Adjustment and Retraining Notification Act of 1988 (the “Warn Act”) and any similar foreign, state or local law relating to plant closings and layoffs.

(e)                                  Section 4.11(e) of the Company Disclosure Schedule lists as of the date specified therein, the name, title, place of employment, the current annual salary rates, target bonuses, deferred or contingent compensation accrued, accrued vacation, severance and other like benefits paid or payable (in cash or otherwise) as a result of execution of this Agreement, of each current U.S. salaried employee, officer or director of the Company and each Subsidiary, and a list of the names of each current non-U.S. employee, officer or director of the Company and each Subsidiary.

SECTION 4.12.      Real Property; Leases.

(a)                                  Neither the Company nor any of its Subsidiaries owns or has owned any real property.

(b)                                 Section 4.12(b) of the Company Disclosure Schedule lists each material parcel of real property leased or subleased by the Company or any Subsidiary as of the date of this Agreement, with the name of the lessor and the date of the lease, sublease, assignment of the lease, any guaranty given or leasing commissions payable by the Company or any Subsidiary in connection therewith and each amendment to any of the foregoing.  All such current leases and subleases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which, with notice or lapse of time, or both, would constitute an event of default) by the Company or any Subsidiary or, to the knowledge of the Company, by the other party to such lease or sublease, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(c)                                  There are no written contractual or applicable legal restrictions that preclude or restrict the ability to use any real property or improvements thereon leased by the Company or any Subsidiary for the purposes for which it is currently being used and, to the knowledge of the Company, there are no latent defects or adverse physical conditions affecting the real property, and improvements thereon, leased by the Company or any Subsidiary, in each case other than those that would not, individually or in the aggregate, have a Company Material Adverse Effect.

(d)                                 Except as would not, individually or in the aggregate, have a Company Material Adverse Effect or disclosed in the Company 10-K or other Current Company SEC Reports filed subsequent to the date of the Company 10-K, each of the Company and the Subsidiaries has valid leasehold or subleasehold interests in, all of its respective properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of any Liens.

(e)                                  With respect to any leases, subleases or any other agreements, whether oral or written, by which the Company or any Subsidiary had the right to occupy real property or improvements thereon, that have previously been terminated, no termination fees or other compensation is due to the other party thereunder and neither the Company nor Subsidiary, as the case may be, has any remaining outstanding obligations or liabilities thereunder, except as set forth in Section 4.12(e) of the Company Disclosure Schedule.

SECTION 4.13.      Intellectual Property.  Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (a) to the knowledge of the Company after reasonable due inquiry without having conducted any special investigation or patent search, the conduct of the business of the Company and the Subsidiaries as currently conducted does not infringe upon, misappropriate or otherwise violate the Intellectual Property rights of any third party, and no claim has been asserted to the Company in writing that the conduct of the business of the Company and the Subsidiaries as currently conducted infringes upon or misappropriates or otherwise violates the Intellectual Property rights of any third party; (b) with respect to each item of Intellectual Property owned by the Company or any Subsidiary and used in the business of the Company and the Subsidiaries as currently conducted (“Company Owned Intellectual Property”), the Company or any Subsidiary is the owner of the entire right, title and interest in and to such Company Owned Intellectual Property; (c) neither the Company nor any Subsidiary has granted to any third party exclusive rights to any Company Owned Intellectual Property under terms that would prevent the Company or Subsidiary from using such Company Owned Intellectual Property in the operation of its respective business as currently conducted; (d) with respect to each item of Intellectual Property licensed to the Company or any Subsidiary that is used in the business of the Company and the Subsidiaries as currently conducted (“Company Licensed Intellectual Property”), the Company or any Subsidiary has the right to use such Company Licensed Intellectual Property in the operation of its respective business as currently conducted in accordance with the terms of the license agreement governing such Company Licensed Intellectual Property; (e) none of the Company Owned Intellectual Property has been adjudged invalid or unenforceable in whole or in part and, to the knowledge of the Company,  the currently registered Company Owned Intellectual Property is valid, subsisting and enforceable (except for prospective challenges that may be received in the ordinary course of patent prosecution and maintenance); (f) to the knowledge of the Company, no person is engaging in any activity that infringes upon, misappropriates or otherwise violates the Company Owned Intellectual Property; (g) each license of the Company Licensed Intellectual Property is binding on the Company and any of the Subsidiaries party thereto and each of the other parties thereto, and is in full force and effect; (h) to the knowledge of the Company, no party to any license of the Company Licensed Intellectual Property (other than the Company or any Subsidiary) is in breach thereof or default thereunder; and (i) neither the execution of this Agreement nor the consummation of any transaction contemplated hereby will terminate, suspend or modify any of the Company’s rights with respect to any Company Owned Intellectual Property or material Company Licensed Intellectual Property.

SECTION 4.14.                 Taxes.

(a)                                  Each of the Company and the Subsidiaries has timely filed or caused to be filed all Tax Returns required to be filed by it and has timely paid and discharged all Taxes required to be paid or discharged by it, except where failures to file such Tax Returns or failures to pay such Taxes would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b)                                 All such Tax Returns are true, accurate and complete, except where failures to be true, accurate and complete would not, individually or in the aggregate, have a Company Material Adverse Effect.

(c)                                  No Taxing Authority has asserted in writing or, to the knowledge of the Company, threatened to assert against the Company or any Subsidiary any material deficiency or claim for any Taxes, which have not been paid or resolved (including any claim that the Company is required to pay Taxes in any jurisdiction where it does not currently file a Tax Return) other than Taxes that are being contested in good faith by the Company and disclosed in Section 4.14(f) of the Company Disclosure Schedules.

(d)                                 All Tax deficiencies asserted or assessments made as a result of any examination by any Taxing Authority of any Tax Returns have been paid in full.

(e)                                  Neither the Company nor any Subsidiary has granted in writing any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax (other than any waiver or extension pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business consistent with past practice).

(f)                                    There are no Liens for Taxes upon any property or assets of the Company or any Subsidiary, other than statutory Liens for Taxes not yet due and payable or Taxes that are being contested in good faith by the Company and disclosed in Section 4.14(f) of the Company Disclosure Schedules.

(g)                                 Neither the Company nor any Subsidiary has been required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by the Company or any Subsidiary, and the IRS has not initiated or proposed any such adjustment or change in accounting method, that would have a material effect on the Tax liability of the Company and its subsidiaries after the Closing.

(h)                             Neither the Company nor any Subsidiary has any liability for Taxes of any person other than the Company and the Subsidiaries as a result of being or having been a member of a group of entities filing Tax Returns on a consolidated, combined, unitary or affiliated basis.  Neither the Company nor any Subsidiary is a party to any indemnification, allocation or sharing agreement with respect to Taxes that could reasonably be expected to give rise to a material payment or indemnification obligation (other than agreements among the Company and the Subsidiaries and other than customary Tax indemnifications contained in credit or other commercial agreements the primary purpose of which does not relate to Taxes).

(i)                                     Neither the Company nor any Subsidiary has been a party to any “listed transaction” within the meaning of United States Treasury Regulations Section 1.6011-4; or any “reportable transaction” within the meaning of Section 6011 of the Code and the Treasury Regulations thereunder.  Neither the Company nor any of its Subsidiaries has taken a position on any Tax Return that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code (or any similar provision of state, local or foreign Tax Law).

(j)                                     Neither the Company nor any Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(e) of the Code within the past five years.

(k)                                  In accordance with GAAP and consistent with past practices, reserves for the Company and each of its Subsidiaries are adequate for the payment of any Taxes not yet due and payable (exclusive of any reserve for deferred Taxes established to reflect timing differences between book and Tax income).

(l)                                     Neither the Company nor any of its Subsidiaries has ever been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(m)                               Neither the Company, its Subsidiaries, nor any officer of the Company or its Subsidiaries is a party to any agreement, contract, or arrangement that, individually or collectively, (i) could give rise to a payment that may be characterized as an “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding or similar provision of state, local or foreign Tax law); (ii) could give rise to the payment of any amount (whether in cash or property, including shares of capital stock) that would not be deductible pursuant to the terms of Section 162(m) of the Code; or (iii) would be subject to the excise Tax under Section 4999 of the Code.

(n)                                 Neither the Company nor any Subsidiary is a party to any nonqualified deferred compensation plan that fails to meet the requirements set forth in paragraphs (2), (3) and (4) of Section 409A(a) of the Code or is operated in a manner not accordance with such requirements.

SECTION 4.15.      Environmental Matters.  Except as disclosed in Section 4.15 of the Company Disclosure Schedule:  (a) the Company and each of its Subsidiaries are in compliance with all applicable Environmental Laws and all Environmental Permits, and there are no liabilities of the Company or any of its Subsidiaries arising under any Environmental Law, and there is no condition, occurrence, activity or circumstance, including the Release or threatened Release of any Hazardous Materials, that could reasonably be expected to result in or be the basis for any such liability; (b) no notice, notification, demand, request for information, citation, summons, claim or order has been received, no penalty has been assessed, and no investigation, action, claim, suit or proceeding is pending, or to the knowledge of the Company is threatened, with respect to the Company or any of its Subsidiaries that alleges a violation by the Company or of any of its Subsidiaries of, or that seeks to impose liability or to recover damages pursuant to, any Environmental Law; (c) neither the Company nor any of its Subsidiaries is conducting or paying, in whole or in part, for any investigation, response, or other corrective action under any Environmental Law at any location or facility; (d) neither the Company nor any its Subsidiaries has retained or assumed, either contractually or by operation of law, any liabilities or obligations under any Environmental Law; (e) neither the execution of this Agreement or the consummation of the transactions contemplated hereby will require any investigation, or any notice to or consent of any Governmental Authority or third party, pursuant to any Environmental Law.  The representations and warranties of the Company and each of its Subsidiaries made in this Section 4.15 are the only representations and warranties made in this Agreement regarding matters arising under or relating to Environmental Laws.

SECTION 4.16.      Company Rights Agreement.  The Amended and Restated Preferred Shares Rights Agreement dated as of July 27, 2000 between the Company and U.S. Bank National Association (the “Company Rights Agreement”) has been amended so as to provide that BioSante will not become an “Acquiring Person” and that no “Shares Acquisition Date” or “Distribution Date” (as such terms are defined in the Company Rights Agreement) will occur as a result of the approval, execution or delivery of this Agreement or the consummation of any of the transactions contemplated hereby.  Additionally, the Company Rights Agreement has been amended so as to provide that the “Expiration Date” (as such term is defined in the Company Rights Agreement) will occur immediately prior to the Effective Time.

SECTION 4.17.      Material Contracts.

(a)                                  Section 4.17(a) of the Company Disclosure Schedule contains a complete list (other than Company Material Contracts entered into or terminated after the date hereof as permitted by the terms of Section 6.01) of the following types of contracts and agreements, whether written or oral, that are intended by the Company or any Subsidiary, as applicable, to be legally binding, and to which the Company or any Subsidiary is a party, other than any Company Plan (such contracts and agreements, being the “Company Material Contracts”);

(i)                                     each “material contract” (as such term is defined in Item 610(b)(10) of Regulation S-K of the SEC) with respect to the Company and the Subsidiaries;

(ii)                                  each contract and agreement that is reasonably expected to require the payment by the Company or any other person of more than (x) $50,000 per annum, or (y) $100,000 over the remaining term of such contract or agreement (other than, in the case of this clause (y), any contract or agreement that provides that the Company has the right to terminate such contract or agreement on no more than 30 days’ notice and without material penalty);

(iii)                               all material joint venture contracts, partnership arrangements or other material agreements outside the ordinary course of business involving a sharing of profits, losses, costs or liabilities by the Company or any Subsidiary with any third party;

(iv)                              all management contracts and contracts with other consultants, including any contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any Subsidiary or income or revenues related to any product of the Company or any Subsidiary, which are reasonably expected to involve payments by the Company or any Subsidiary of more than $50,000 per annum;

(v)                                 all contracts and agreements evidencing indebtedness for borrowed money in excess of $100,000 in principal amount;

(vi)                              except as disclosed on Section 4.11(e) of the Company Disclosure Schedule, any contract between or among the Company or a Subsidiary, on the one hand, and any of their respective affiliates (other than the Company or any Subsidiary), on the other hand, that involves amounts of more than $50,000;

(vii)                           with or to a labor union, works council or guild (including any collective bargaining agreement or similar agreement);

(viii)                        which licenses any material Intellectual Property to or from a third party, other than, in each case, (A) non-exclusive licenses and related agreements with respect thereto of research materials or commercially available software subject to “shrink-wrap”, “click-through”, label use restrictions or other substantially non-negotiable licenses for technology acquired in the ordinary course of business, and (B) non-disclosure agreements that provide no more than limited use rights for trade secrets;

(ix)                                any contract that, individually or in the aggregate, would prevent, materially delay or materially impede the Company’s ability to consummate the transactions contemplated by this Agreement;

(x)                                   any contract that contains a put, call, right of first refusal or similar right pursuant to which the Company or any Subsidiary would be required to purchase or sell, as applicable, any ownership interests of any person; and

(xi)                                all contracts and agreements that limit, or purport to limit, in any material respect the ability of the Company or any Subsidiary to compete in any line of business or with any person or entity or in any geographic area or during any period of time.

(b)                                 Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) each Company Material Contract is a legal, valid and binding agreement and there is no default by the Company or any Subsidiary under any Company Material Contracts that, individually or in the aggregate, is reasonably likely to cause a Company Material Adverse Effect; (ii) no Company Material Contract has been canceled by the other party; (iii) to the knowledge of the Company, no other party is in breach or violation of, or default under, any Company Material Contract; and (iv) the Company and the Subsidiaries have not received any claim of default under any such agreement.

(c)                                  The Company has furnished or made available to BioSante correct and complete copies of all Company Material Contracts, including any material amendments, waivers or other changes thereto, and has given to BioSante a written description of all oral contracts included in the Company Material Contracts.

(d)                                 Neither the Company nor any Subsidiary is in conflict with, or in default, breach or violation of, any Company Material Contract, except in either case for any such conflicts, defaults, breaches or violations that, individually or in the aggregate, would not have a Company Material Adverse Effect.

SECTION 4.18.      Insurance.  Correct and complete copies of (a) all material fire and casualty, general liability, business interruption and workers’ compensation insurance policies and (b) all D&O Insurance policies, in each case, maintained by the Company or any Subsidiary have been made available to BioSante.  Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) such policies are in full force and effect as of the date of this Agreement; (ii) the Company or the relevant Subsidiary has paid all premiums under such policies and none of the Company or any Subsidiary is in default with respect to its obligations thereunder, has received any such notice of default, or has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a default, or permit termination or modification, of any of such insurance policies; and (iii) such policies cover such risks, are of such types and are in coverage amounts (including retentions and deductibles) as are usual and customary in the context of the businesses and operations in which the Company and the Subsidiaries are engaged.

SECTION 4.19.      Compliance.

(a)                                  Except as disclosed in the Current Company SEC Reports, the Company and each of its Subsidiaries has been and is in compliance with all, and is not in violation of any, statutes, laws, ordinances, regulations, rules or acts of any Governmental Authority (including, without limitation, any required by the United States Department of Agriculture, the Food and Drug Administration (“FDA”) and the National Institutes of Health), or any judgment, decree or order of any court with respect to any such statutes, laws, ordinances, regulations, rules or acts, applicable to its current business or operations conducted as of the Effective Date (including, without limitation, in connection with the conduct of any pre-clinical and clinical trials), except where any such violation or failure to comply could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  With respect to the Company and its Subsidiaries, to the knowledge of the Company, there are no proceedings, investigations or allegations relating to any of the foregoing, including any whistleblower actions, except for regular inspections in the ordinary course of business or as otherwise disclosed in the Current Company SEC Reports.

(b)                                 Since January 1, 2009, none of the products of the Company or any Subsidiary has been recalled, suspended or discontinued as a result of any action by the FDA or any other similar Governmental Authority.  Except as could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, since January 1, 2009, neither the Company nor any Subsidiary is in receipt of written notice of, and, to the knowledge of the Company, subject to, any adverse inspection, finding of deficiency, finding of non-

compliance, compelled or voluntary recall, investigation, penalty for corrective or remedial action or other compliance or enforcement action, in each case relating to any of its products, business, or operations, or to the facilities in which its products are manufactured or business and operations are conducted, by the FDA or other similar Governmental Authority, that remains uncleared, uncured or unresolved.

(c)                                  Since January 1, 2009, no clinical trial of any product of the Company or any of its Subsidiaries has been suspended, put on hold or terminated prior to completion.

(d)                                 All non-clinical laboratory studies of products sponsored by Company and intended to be used to support regulatory approval, have been conducted in compliance in all material respects with the FDA’s Good Laboratory Practice for Non-Clinical Studies regulations (21 CFR Part 58) in the U.S. and, to the extent applicable to Company, counterpart regulations in the European Union and all other countries.  All clinical studies of products sponsored by Company and intended to be used to support regulatory approval, have been and are being conducted in compliance in all material respects with the FDA’s Good Clinical Practice regulations, (including 21 CFR Parts 11, 21, 50, 54 and 56) and FDA’s Good Laboratory Practices For Non-clinical Laboratories (21 CFR Part 58) in the U.S. and, to the extent applicable to Company, counterpart regulations in the European Union and all other countries.  Company has conducted all of its clinical trials with reasonable care and in all material respects in accordance with all applicable Laws and the stated protocols for such clinical trials.  Company is in compliance in all material respects with all applicable adverse event reporting requirements in the United States and outside of the U.S. under applicable Law.

SECTION 4.20.      Bank Accounts.  Section 4.20 of the Company Disclosure Schedule contains a complete and accurate list of the name of each bank in which the Company and each of its Subsidiaries has an account or safe deposit box, the account number thereof and the names of all persons authorized to draw thereon or to have access thereto.

SECTION 4.21.      Board Approval; Vote Required.

(a)                                  The Company Board, by resolutions duly adopted by unanimous vote of all directors at a meeting duly called and held on or prior to the date of this Agreement and not subsequently rescinded or modified in any way except to the extent permitted by Section 7.05 hereof, has duly (i) determined that the Merger is in the best interests of the Company and its stockholders, (ii) approved this Agreement and declared its advisability and, in accordance with the requirements applicable under the definition of “Continuing Director” (as such term is defined in the Old Notes Indenture or the New Notes Indenture), approved the appointment of the initial directors of the Surviving Corporation, which will solely consist of the directors of BioSante as of immediately prior to the Effective Time and Stephen A. Sherwin, M.D. and John T. Potts, Jr., M.D., and (iii) resolved to recommend that the stockholders of the Company adopt this Agreement and directed that this Agreement be submitted for consideration by the Company’s stockholders at the Company Stockholder Meeting.

(b)                                 The only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement is the Company Stockholder Approval.

(c)                                  Except for such actions as have been taken on or prior to the date of this Agreement, no action by the Company Board, or any committee thereof, or any action by any other administrator of the Company Stock Option Plans or other related agreement or award pursuant to which the Company Stock Awards were granted, is required to convert the Company Stock Options or Company Stock Awards pursuant to Sections 2.05 and 2.06.

SECTION 4.22.      Opinion of Financial Advisor.  The Company has received the oral opinion of Lazard Frères & Co. LLC, to be confirmed in writing, to the effect that, as of the date of this Agreement, and based upon and subject to the various assumptions, procedures, factors, qualifications and limitations set forth in its written opinion, the Per Share Merger Consideration to be paid to the Company’s stockholders pursuant to this Agreement is fair, from a financial point of view, to the Company’s stockholders, (other than the Company and BioSante). A copy of such written opinion will be delivered to BioSante promptly after the date of this Agreement for informational purposes only.

SECTION 4.23.      Brokers.  No broker, finder or investment banker (other than Lazard Frères & Co. LLC) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company.

SECTION 4.24.      No Fundamental Change.  Assuming the BioSante Common Shares to be issued in consideration of the Merger will be listed immediately following the Effective Time on a national securities exchange or quoted on the Nasdaq Global Market, the actions contemplated by Section 7.17 have been taken and the Company Board has taken the actions contemplated in the following sentence, the consummation of the Merger will not constitute a Fundamental Change (as defined in each of the Old  Notes Indenture and the New Notes Indenture).  As set forth in Section 4.21, the Company Board has approved the appointment of the initial board of directors of the Surviving Corporation in accordance with the requirements applicable under the definition of “Continuing Director” (as such term is defined in the Old Notes Indenture and the New Notes Indenture), and, as such, the initial board of directors of the Surviving Corporation and such appointment thereof will not constitute such a Fundamental Change.  No Fundamental Change has occurred or is continuing.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BIOSANTE

As an inducement to the Company to enter into this Agreement, except (i) as set forth in the BioSante Disclosure Schedule (with specific reference to the particular section or subsection of this Agreement to which the information set forth in the BioSante Disclosure Schedule relates; provided, that any information set forth in one section or subsection of the BioSante Disclosure Schedule shall be deemed to apply to each other section or subsection thereof to which its relevance is reasonably apparent); and (ii) as disclosed in BioSante’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 (the “BioSante 10-K”) and other BioSante SEC Reports filed after the fiscal year ended December 31, 2008, but prior to the date of this Agreement (other than disclosures in the “Risk Factors” sections thereof or any disclosures included in such filings that are cautionary, predictive or forward-looking in nature)

(the “Current BioSante SEC Reports”); provided, that in no event shall any disclosure contained in any such Current BioSante SEC Report be deemed to be an exception to any representation or warranty contained in Section 5.03(a), Section 5.05(b), or Section 5.11, and it being understood that any matter set forth in the Current BioSante SEC Reports shall be deemed to qualify any representation or warranty in this Article V only to the extent that the description of such matter in such Current BioSante SEC Reports would be reasonably inferred to be a qualification with respect to such representation and warranty), BioSante hereby represents and warrants to the Company as follows:

SECTION 5.01.      Corporate Organization.

(a)                                  BioSante and each BioSante Significant Subsidiary is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions where such concept is applicable) under the laws of the jurisdiction of its incorporation and has the requisite corporate or similar power and authority and all necessary approvals from Governmental Authorities to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure of any BioSante Significant Subsidiary to be so organized, existing or in good standing or to have such power, authority and approvals would not, individually or in the aggregate, have a BioSante Material Adverse Effect.  BioSante and each BioSante Significant Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing (with respect to jurisdictions where such concept is applicable), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary or desirable, except for such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, would not have a BioSante Material Adverse Effect.

(b)                                 Section 5.01(b) of the BioSante Disclosure Schedule sets forth all of the BioSante Significant Subsidiaries in existence as of the date of this Agreement, together with the jurisdiction of incorporation or organization of each such BioSante Significant Subsidiary and the percentage of the outstanding capital stock or other equity interests of each such BioSante Significant Subsidiary owned by BioSante and its other subsidiaries.  Except as set forth in Section 5.01(b) of the BioSante Disclosure Schedule, there are no outstanding contractual obligations of BioSante or any subsidiary of BioSante to repurchase, redeem or otherwise acquire, or register under any securities Law, any BioSante Common Shares or any capital stock of any BioSante Significant Subsidiary or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any BioSante Significant Subsidiary.

SECTION 5.02.      Organizational Documents.  BioSante has heretofore furnished to the Company a complete and correct copy of the certificate of incorporation and the bylaws of BioSante, as amended to date.  Such certificate of incorporation and bylaws are in full force and effect.  BioSante is not in violation of any of the provisions of its certificate of incorporation, bylaws or equivalent organizational documents, as applicable.

SECTION 5.03.      Capitalization.

(a)                                  The authorized share capital of BioSante consists of 100,000,000 BioSante Common Shares, 4,687,684 Class C Special Shares, $0.0001 par value (the “Special Shares”)

and 10,000,000 preference shares, par value $0.0001 per share (the “Preference Shares”).  As of June 29, 2009, (i) 27,042,764 BioSante Common Shares were issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable, (ii) 391,286 Special Shares, par value $0.0001 per share, were issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable, and no Preference Shares were issued and outstanding, (iii) no BioSante Common Shares are held by subsidiaries of BioSante, (iv) 2,736,691 BioSante Common Shares were reserved for future issuance pursuant to outstanding options to purchase BioSante Common Shares granted pursuant to BioSante’s Amended and Restated 1998 Stock Plan and 2008 Stock Incentive Plan, (v) 391,286 BioSante Common Shares were reserved for issuance pursuant to the Special Shares, (vi) 2,698,704 BioSante Common Shares were reserved for issuance pursuant to outstanding warrants, and (vii) 5,405,840 BioSante Common Shares were reserved for issuance pursuant to BioSante’s Committed Equity Financing Facility with Kingsbridge Capital Limited.  Except as disclosed in Section 5.03 of the BioSante Disclosure Schedule, there are no options, warrants, convertible debt or other convertible instruments or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued share capital or capital stock, as applicable, of BioSante or obligating BioSante to issue or sell any share capital or shares of capital stock, as applicable, of, or other equity interests in, BioSante.  All BioSante Common Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable.

(b)                                 (i) The BioSante Common Shares to be issued pursuant to the Merger in accordance with Section 2.04 will be duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, BioSante’s certificate of incorporation or bylaws or any agreement to which BioSante is a party or is bound, and (ii) the issuance of such BioSante Common Shares will be registered under the Securities Act and the Exchange Act and registered or exempt from registration under applicable Blue Sky Laws.

SECTION 5.04.      Authority Relative to This Agreement.  BioSante has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the BioSante Stockholder Approval, to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by BioSante and the consummation by BioSante of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of BioSante are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by the DGCL and, with respect to the Merger and the BioSante Share Issuance, obtaining the BioSante Stockholder Approval).  This Agreement has been duly and validly executed and delivered by BioSante and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of BioSante, enforceable against BioSante in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

SECTION 5.05.      No Conflict; Required Filings and Consents.

(a)           The execution and delivery of this Agreement by BioSante does not, and the performance of this Agreement by BioSante will not, (i) conflict with or violate the certificate of incorporation or bylaws, each as amended to date, of BioSante, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 5.05(b) have been obtained, that all filings and obligations described in Section 5.05(b) have been made and that the BioSante Stockholder Approval has been obtained, conflict with or violate any Law applicable to BioSante or by which any property or asset of BioSante is bound or affected, or (iii) result in any breach of, loss of benefit under, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of BioSante pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which BioSante is a party or by which BioSante or any property of BioSante is bound or affected, except, with respect to clauses (ii) and (iii) above, for any such conflicts, violations, breaches, losses, defaults or other occurrences that, individually or in the aggregate, would not have a BioSante Material Adverse Effect.

(b)           The execution and delivery of this Agreement by BioSante does not, and the performance of this Agreement by BioSante will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws and state takeover laws and as otherwise described in Section 5.05(b) of the BioSante Disclosure Schedule and filing and recordation of appropriate merger documents as required by the DGCL, except as may be required in connection with Taxes described in Section 7.09, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have a BioSante Material Adverse Effect.

SECTION 5.06.      SEC Filings; Financial Statements.

(a)           BioSante has filed all forms, reports, statements, schedules and other documents required to be filed by it with the SEC since December 31, 2005 (collectively, the “BioSante SEC Reports”).  The BioSante SEC Reports (i) at the time they were filed or, if amended, as of the date of such amendment, complied in all material respects with all applicable requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, each as in effect on the date so filed, except to the extent updated, amended, restated or corrected by a subsequent BioSante SEC Report filed with or furnished to the SEC by BioSante, and in either case, publicly available prior to the date of this Agreement and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except to the extent updated, amended, restated or corrected by a subsequent BioSante SEC Report.  No subsidiary of BioSante is required to file any form, report or other document with the SEC.  There are no outstanding comments from the Staff of the SEC with respect to any of the BioSante SEC Reports.

(b)           Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the BioSante SEC Reports (or if amended prior to the date of this Agreement, as amended) complied as to form, as of their respective dates of filing with the SEC, in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the consolidated financial position, changes in stockholders’ equity, results of operations and cash flows of BioSante and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments).

(c)           Except as and to the extent set forth on the consolidated balance sheet of BioSante and its consolidated subsidiaries as at December 31, 2008, including the notes thereto, or disclosed in the BioSante 10-K or other Current BioSante SEC Reports filed subsequent to the date of the BioSante 10-K, neither BioSante nor any of its subsidiaries has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities and obligations, (i) incurred in the ordinary course of business consistent with past practice since December 31, 2008, (ii) relating to payment or performance obligations under contracts that are either (1) disclosed in the BioSante Disclosure Schedule or (2) not required to be so disclosed by the terms of this Agreement (and including any of the foregoing types of contracts that are entered into or obtained after the date of this Agreement, as long as such action does not result in a breach of this Agreement) in accordance with the terms and conditions thereof which are not required by GAAP to be reflected on a regularly prepared balance sheet or (iii) incurred in connection with the performance by BioSante of its obligations under this Agreement.

(d)           BioSante has timely filed all certifications and statements required by (x) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (y) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any BioSante SEC Report.

(e)           The records, systems, controls, data and information of BioSante and its subsidiaries are recorded, stored, maintained and operated under means that are under the exclusive ownership and direct control of BioSante and its subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting control described below in this Section 5.06(e).  BioSante maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act; such controls and procedures are designed to ensure that all material information concerning BioSante and any of its subsidiaries that is required to be disclosed in BioSante SEC Reports and other public disclosures is made known on a timely basis to the individuals responsible for the preparation of BioSante’s SEC filings and other public disclosure documents.

(f)            BioSante maintains a standard system of accounting, established and administered in accordance with GAAP.  BioSante maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorization, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP or any other criteria applicable to such statements and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(g)           Since December 31, 2005, (i) neither BioSante nor any of its subsidiaries nor, to the knowledge of BioSante, any director, officer, employee, auditor, accountant or representative of BioSante or any of its subsidiaries, has had knowledge of any material complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of BioSante or any of its subsidiaries or their respective internal accounting controls, (ii) no attorney representing BioSante or any of its subsidiaries has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by BioSante or any of its officers, directors, employees or agents to the BioSante Board, any single member or committee thereof or to any officer of BioSante, and (iii) there have been no internal investigations regarding accounting or revenue recognition initiated at the direction of the chief executive officer, chief financial officer, general counsel, the BioSante Board or any committee thereof that could have a material effect on accounting or revenue recognition.

(h)           BioSante is not in receipt of any non-routine inquiries or interrogatories, whether in writing or, to the knowledge of BioSante, otherwise or, to the knowledge of BioSante, is not the subject of any investigation, audit, review or hearing by or in front of (A) the SEC or NASDAQ, with respect to any BioSante SEC Report or any of the information contained therein, or (B) any other Governmental Authority, with respect to the conduct by BioSante or any of its subsidiaries of its business or any aspect thereof the outcome of which is, as of the date of this Agreement, individually or in the aggregate, reasonably likely to be materially adverse to BioSante and any of its subsidiaries, taken as a whole.

SECTION 5.07.      Board Approval; Vote Required.

(a)           The BioSante Board, by resolutions duly adopted by unanimous vote of those present at a meeting duly called and held and not subsequently rescinded or modified in any way except to the extent permitted by Section 7.03(c), has duly (i) determined that the Merger is in the best interests of the Company and its stockholders, (ii) approved this Agreement and declared its advisability, (iii) approved an increase in the size of the BioSante Board and the appointment of Stephen A. Sherwin, M.D. and John T. Potts, Jr., M.D., as initial directors of the Surviving Corporation, conditioned upon, and to be effective as of, the Effective Time of the Merger, and upon such effectiveness each such director to hold office until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal, and (iv) resolved to recommend that the stockholders of BioSante adopt and approve this Agreement and approve the BioSante Share Issuance, and directed that this Agreement and the approval of the BioSante Share Issuance be submitted for consideration by BioSante’s stockholders at the BioSante Stockholder Meeting; and

(b)           The only vote of the holders of any class or series of share capital of BioSante necessary to adopt this Agreement and approve the BioSante Share Issuance is the BioSante Stockholder Approval.

SECTION 5.08.      Ownership of Shares. Neither BioSante nor any of BioSante’s subsidiaries beneficially owns or is the beneficial owner of any Shares.

SECTION 5.09.      Availability of Funds.  BioSante has as of the date of this Agreement and will have at all times through and including the Effective Time, sufficient cash available to enable it to pay all fees and expenses payable by BioSante in connection with the consummation of the transactions contemplated hereby.

SECTION 5.10.      Opinion of Financial Advisor.  The BioSante Board has received the opinion of Oppenheimer & Co. Inc. to the effect that, as of the date of such opinion, the Exchange Ratio is fair from a financial point of view to BioSante.  A written copy of such opinion will be delivered to the Company for informational purposes only promptly after receipt thereof by BioSante.

SECTION 5.11.      Absence of Certain Changes or Events.  Since December 31, 2008 and except as set forth in the BioSante 10-K or the other Current BioSante SEC Reports filed subsequent to the date of the BioSante 10-K, (a) except as expressly contemplated by this Agreement, BioSante and its subsidiaries have conducted their businesses in the ordinary course and in a manner consistent with past practice in all material respects, (b) there has not been any BioSante Material Adverse Effect and (c) none of BioSante or any of its subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 6.02(b).

SECTION 5.12.      Absence of Litigation.  Other than with respect to intellectual property matters, which are the subject of Section 5.13, and except as disclosed in the BioSante 10-K or the other Current BioSante SEC Reports filed subsequent to the date of the BioSante 10-K, (a) there is no investigation of which BioSante has received notice and no Action pending or, to the knowledge of BioSante, threatened against BioSante or any of its subsidiaries, or any property or asset of BioSante or any of its subsidiaries, before any Governmental Authority that would have a BioSante Material Adverse Effect; and (b) neither BioSante nor any of its subsidiaries nor any property or asset of BioSante or any of its subsidiaries is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of BioSante, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority that would, individually or in the aggregate, have a BioSante Material Adverse Effect.

SECTION 5.13.      Intellectual Property.  Except as would not, individually or in the aggregate, have a BioSante Material Adverse Effect, (a) the conduct of the business of BioSante and its subsidiaries as currently conducted does not infringe upon, misappropriate or otherwise violate the Intellectual Property rights of any third party, and no claim has been asserted to BioSante in writing that the conduct of the business of BioSante and its subsidiaries as currently conducted infringes upon or misappropriates or otherwise violates the Intellectual

Property rights of any third party; (b) with respect to each item of Intellectual Property owned by BioSante or any of its subsidiaries and used in the business of BioSante and its subsidiaries as currently conducted (“BioSante Owned Intellectual Property”), BioSante or any of its subsidiaries is the owner of the entire right, title and interest in and to such BioSante Owned Intellectual Property; (c) neither BioSante nor any of its subsidiaries has granted to any third party exclusive rights to any BioSante Owned Intellectual Property under terms that would prevent BioSante or any of its subsidiaries from using such BioSante Owned Intellectual Property in the operation of its respective business as currently conducted; (d) with respect to each item of Intellectual Property licensed to BioSante or any of its subsidiaries that is used in the business of BioSante and its subsidiaries as currently conducted (“BioSante Licensed Intellectual Property”), BioSante or any of its subsidiaries has the right to use such BioSante Licensed Intellectual Property in the operation of its respective business as currently conducted in accordance with the terms of the license agreement governing such BioSante Licensed Intellectual Property; (e) none of the BioSante Owned Intellectual Property has been adjudged invalid or unenforceable in whole or in part and the currently registered BioSante Owned Intellectual Property is valid, subsisting and enforceable (except for prospective challenges that may be received in the ordinary course of patent prosecution and maintenance); (f) no person is engaging in any activity that infringes upon, misappropriates or otherwise violates the BioSante Owned Intellectual Property; (g) each license of the BioSante Licensed Intellectual Property is binding on BioSante and any of its subsidiaries party thereto and each of the other parties thereto, and is in full force and effect; and (h) no party to any license of the BioSante Licensed Intellectual Property (other than BioSante or any of its subsidiaries) is in breach thereof or default thereunder.

SECTION 5.14.      Compliance.

(a)           Except as disclosed in the Current BioSante SEC Reports, BioSante and each of its subsidiaries has been and is in compliance with all, and is not in violation of any, statutes, laws, ordinances, regulations, rules or acts of any foreign, federal, state or local government or any other Governmental Authority (including, without limitation, any required by the United States Department of Agriculture, the FDA and the National Institutes of Health), or any judgment, decree or order of any court, with respect to any such statutes, laws, ordinances, regulations, rules or acts applicable to its current business or operations conducted as of the Effective Date (including, without limitation, in connection with the conduct of any pre-clinical and clinical trials), except where any such violation or failure to comply could not, individually or in the aggregate, reasonably be expected to have a BioSante Material Adverse Effect.  With respect to BioSante and each of its subsidiaries, to the knowledge of BioSante, there are no proceedings, investigations or allegations relating to any of the foregoing, including any whistleblower actions, except for regular inspections in the ordinary course of business or as otherwise disclosed in the Current BioSante SEC Reports.

(b)           Since January 1, 2007, (i) as to each product that is subject to FDA regulation or similar legal provisions in any foreign jurisdiction developed, manufactured, tested, packaged, labeled, marketed, sold, distributed and/or commercialized by BioSante or any of its subsidiaries, to the knowledge of BioSante, each such product has been and is being developed, manufactured, tested, packaged, labeled, marketed, sold, distributed and/or commercialized in all material respects in compliance with all applicable requirements of the FDA (and any non-

governmental authority whose approval or authorization is required under foreign law comparable to that administered by the FDA), including, but not limited to, those relating to investigational use, investigational drug exemption, new drug application (NDA) or Abbreviated New Drug Application (ANDA), good clinical practices, good manufacturing practices, record keeping, filing of reports, and patient privacy and medical record security, except as otherwise disclosed in the Current BioSante SEC Reports or where such non-compliance, individually or in the aggregate, could not reasonably be expected to have a BioSante Material Adverse Effect, (ii) as to each product or product candidate of BioSante or any of its subsidiaries that is subject to FDA regulation or similar legal provision in any foreign jurisdiction, to the knowledge of BioSante, all manufacturing facilities of BioSante and its subsidiaries have been and are operated in compliance with the FDA’s current Good Manufacturing Practices requirements at 21 C.F.R. Part 210, as applicable, except as otherwise disclosed in the Current BioSante SEC Reports or where such non-compliance, individually or in the aggregate, could not reasonably be expected to have a BioSante Material Adverse Effect, (iii) except as set forth in Section 5.14(b) of the BioSante Disclosure Schedule or otherwise disclosed in the Current BioSante SEC Reports, neither BioSante nor any of its subsidiaries has received any notice of proceedings relating to a potential violation of, failure to comply with, or request to produce additional information under, any FDA rules and regulations, guidelines or policies which, if the subject of any unfavorable decision, ruling or finding, could reasonably be expected to have a BioSante Material Adverse Effect, and (iv) except as set forth in Section 5.14(b) of the BioSante Disclosure Schedule or otherwise disclosed in the Current BioSante SEC Reports, neither BioSante nor any of its subsidiaries has received any correspondence, notice or request from the FDA indicating that any one or more products or product candidates of BioSante or any of its subsidiaries failed to receive approval from the FDA for use for any one or more indications, and neither BioSante nor any of its subsidiaries knows of any reasonable basis therefor.

(c)           Since January 1, 2007, no clinical trial of any product of BioSante or any of its subsidiaries has been suspended, put on hold or terminated prior to completion.

ARTICLE VI

CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 6.01.      Conduct of Business by the Company Pending the Merger.

(a)           The Company agrees that, between the date of this Agreement and the Effective Time, except as expressly contemplated by any other provision of this Agreement or as set forth in Section 6.01 of the Company Disclosure Schedule, unless BioSante shall otherwise consent in writing:

(i)            the businesses of the Company and the Subsidiaries shall be conducted in all material respects to keep substantially intact the business, properties and assets of the Company and the Subsidiaries, taken as a whole; and

(ii)           the Company shall use its reasonable best efforts to keep available the services of the current executive officers of the Company and the Subsidiaries.

(b)           By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or as set forth in Section 6.01 of the Company Disclosure Schedule, neither the Company nor any Subsidiary shall, between the date of this Agreement and the Effective Time, directly or indirectly, do any of the following without the prior written consent of BioSante:

(i)            amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents;

(ii)           issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of (A) any shares of any class of capital stock of the Company or any Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of the Company or any Subsidiary (except for (1) the issuance of Shares issuable pursuant to Company Stock Options outstanding on the date of this Agreement, (2) the grant of Company Restricted Awards as disclosed in Section 4.03 of the Company Disclosure Schedule, (3) the issuance of shares of stock of any Subsidiary to the Company or a wholly-owned Subsidiary, (4) the issuance of Shares upon conversion of the Convertible Notes, or (5) the issuance of Shares upon the exercise of Warrants or pursuant to the terms of the Warrant Exchange Agreement), or (B) any assets (other than immaterial assets) of the Company or any Subsidiary;

(iii)          declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for any dividend or other distribution made by any Subsidiary to the Company or a wholly-owned Subsidiary;

(iv)          reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock or other securities;

(v)           (A) acquire any assets (including by merger, consolidation, acquisition of stock or other equity interests of any corporation, partnership, other business organization or any division thereof or any other business combination); (B) other than indebtedness existing as of the date of this Agreement, incur any indebtedness for borrowed money, other than trade payables, or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or grant any security interest in any of its assets; (C) enter into any contract or agreement other than (x) in the ordinary course of business and consistent with past practice and (y) in an aggregate amount not to exceed $50,000; (D) authorize, or make any commitment with respect to, any single capital expenditure that is not set forth in the capital expenditure budget provided to BioSante prior to the date of this Agreement, except for capital expenditures reasonably required to respond to emergency-type occurrences involving life, health, personal safety or the protection of property; or (E) repay, purchase, re-purchase or redeem, in whole or in part, any Convertible Notes, or otherwise make any payment with respect thereto, other than payment of interest in accordance with the term thereof; (F) take any action (other than those required in connection with the consummation of the Merger) that would result in any change to the Conversion Price (each as defined in the Old Notes Indenture and the New Notes Indenture); or (G) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this Section 6.01(b)(v) or enter into any contract that would be a Company Material Contract;

(vi)          exercise its discretion, including exercising its discretion to accelerate vesting, with respect to any Company Stock Option or Company Restricted Award (except as contemplated by this Agreement);

(vii)         make any change, other than as may be required by GAAP or as a result of a change of law, with respect to accounting policies or procedures;

(viii)        except for the actions described in Section 6.01(b)(viii) of the Company Disclosure Schedule, make or change any material Tax election or method of Tax accounting, amend any material Tax Return filed prior to the date of this Agreement, settle or compromise any material Tax liability, consent to any material claim or assessment relating to Taxes, or waive any statute of limitations in respect of a material amount of Taxes or agree to any extension of time with respect to an assessment or deficiency for a material amount of Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business consistent with past practice);

(ix)           pay, discharge or satisfy any material claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities (A) reflected or reserved against in the Company Balance Sheet, (B) incurred under agreements or other obligations existing as of the date of this Agreement or (C) subsequently incurred in the ordinary course of business and consistent with past practice;

(x)            amend, renew, modify or consent to the termination of any Company Material Contract or Company Plan, or amend, waive, modify or consent to the termination of the Company’s or any Subsidiary’s material rights thereunder;

(xi)           commence or settle any Action, including any Action relating to this Agreement or the transactions contemplated hereby, but excluding any Action against BioSante to enforce this Agreement;

(xii)          fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder

(xiii)         except as permitted by the terms of this Agreement (including Section 7.05), take any action that is intended to or would reasonably be expected to result in any of the conditions to the Merger set forth in Article VIII not being satisfied; or

(xiv)        publicly announce an intention, enter into any agreement or otherwise make a commitment to do any of the foregoing.

SECTION 6.02.      Conduct of Business by BioSante Pending the Merger.  Except as contemplated by this Agreement or as expressly agreed to in writing by the Company or as previously publicly disclosed, during the period from the date of this Agreement to the Effective Time, each of BioSante and its subsidiaries will use all reasonable best efforts to keep substantially intact its business, properties and business relationships and will take no action which would materially adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement.

(b)           By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or as set forth in Section 6.02 of the BioSante Disclosure Schedule, neither BioSante nor any of its subsidiaries shall, between the date of this Agreement and the Effective Time, directly or indirectly, do any of the following without the prior written consent of the Company:

(i)            amend or otherwise change the certificate of incorporation or bylaws of BioSante in a manner affecting the BioSante Common Shares or the rights of holders of BioSante Common Shares;

(ii)           declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for any dividend or other distribution made by any subsidiary of BioSante to BioSante or a wholly-owned subsidiary of BioSante;

(iii)          reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock or other securities;

(iv)          acquire or agree to acquire, by merging, purchasing a substantial portion of the assets of or equity in, or by any other manner, any person or portion thereof, or otherwise acquire or agree to acquire any assets, licenses or rights (other than the acquisition of inventory in the ordinary course of business consistent with past practice), if the entering into of a definitive agreement relating to or the consummation of such acquisition, merger or consolidation would reasonably be expected to materially delay the consummation of the Merger; or

(v)           publicly announce an intention, enter into any agreement or otherwise make a commitment to do any of the foregoing.

ARTICLE VII

ADDITIONAL AGREEMENTS

SECTION 7.01.      Registration Statement; Joint Proxy Statement.

(a)           As promptly as practicable after the execution of this Agreement, (i) BioSante and the Company shall prepare and file with the SEC the proxy statement (such proxy statement, as amended or supplemented from time to time, being the “Joint Proxy Statement”) to be sent to the stockholders of the Company relating to the meeting of the Company’s stockholders (including any adjournments or postponements thereof, the “Company Stockholder Meeting”) to be held to consider adoption of this Agreement and to be sent to the stockholders of BioSante relating to the meeting of BioSante’s stockholders (including any adjournments or postponements thereof, the “BioSante Stockholder Meeting”) to be held to vote on the adoption of this Agreement and approval of the BioSante Share Issuance, and (ii) BioSante shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments and supplements thereto, the “Registration Statement”) in which the Joint Proxy Statement shall be included as a prospectus, in connection with the registration under the Securities Act of the issuance of the BioSante Common Shares to the stockholders of the Company pursuant to the Merger.  BioSante and the Company each shall use their reasonable best efforts to cause the Registration Statement to become effective as promptly as practicable and, prior to the effective date of the Registration Statement, BioSante shall use reasonable best efforts to take all or any action required under any applicable federal or state securities Law or requirement of NASDAQ in connection with the BioSante Share Issuance.  The Company and BioSante shall furnish all information reasonably requested by the other party for inclusion in each of the Registration Statement and Joint Proxy Statement.  As promptly as practicable after the Registration Statement shall have become effective, the Company shall mail the Joint Proxy Statement to its stockholders and BioSante shall mail the Joint Proxy Statement to its stockholders.

(b)           Except as provided in Section 7.05(d) or Section 7.05(e), the Company covenants that neither the Company Board nor any committee thereof shall withdraw, qualify, modify or amend, or publicly propose to withdraw, qualify, modify or amend, in any manner adverse to BioSante, the approval or recommendation by the Company Board or any committee thereof of this Agreement or the Merger (the “Company Recommendation”), or take any action, or make any public statement, filing or release inconsistent with the Company Recommendation (any such actions being a “Change in Company Recommendation”), and the Joint Proxy Statement shall include the recommendation of the Company Board to the stockholders of the Company in favor of adoption of this Agreement.

(c)           Except as provided in Section 7.03(c), BioSante covenants that neither the BioSante Board nor any committee thereof shall withdraw, qualify, modify or amend, or publicly propose to withdraw, qualify, modify or amend, in any manner adverse to the Company, the approval or recommendation by the BioSante Board or any committee thereof of this Agreement or the BioSante Share Issuance (the “BioSante Recommendation”), or take any action, or make any public statement, filing or release inconsistent with the BioSante Recommendation (any such actions being a “Change in BioSante Recommendation”), and the Joint Proxy Statement shall include the recommendation of the BioSante Board to the stockholders of BioSante in favor of adoption of this Agreement and approval of the BioSante Share Issuance.

(d)           No amendment or supplement to the Joint Proxy Statement or the Registration Statement (including information incorporated by reference from reports filed under the Exchange Act, although not including any portions of reports filed subsequent to the date hereof under the Exchange Act not related to the Merger) will be made by BioSante or the Company without the approval of the other party (such approval not to be unreasonably withheld or delayed) and without providing a reasonable opportunity to review and comment thereof provided that either party in connection with a Change in Company Recommendation or a Change in BioSante Recommendation, may amend or supplement the Joint Proxy Statement or Registration Statement (including by incorporation by reference) if such party has the right pursuant to the terms of this Agreement to change such recommendation.  BioSante and the Company each will advise the other, promptly after they receive notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the BioSante Common Shares issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Joint Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information, and BioSante and the Company shall cooperate to prepare appropriate responses to the SEC to such comments and make such modifications for the Registration Statement as shall be reasonably appropriate and to the extent required by applicable Law.

(e)           The information supplied or to be supplied by or on behalf of BioSante for inclusion in any filing pursuant to Rule 165 and Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act (each, a “Regulation M-A Filing”) shall not, at the time any such Regulation M-A Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  BioSante represents that the information supplied by BioSante for inclusion in the Registration Statement and the Joint Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Joint Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company and stockholders of BioSante, (iii) the time of the Company Stockholder Meeting, (iv) the time of the BioSante Stockholder Meeting, and (v) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  If, at any time prior to the Effective Time, any event or circumstance relating to BioSante, or its officers or directors, should be discovered by BioSante which is required by applicable Law to be set forth in an amendment or a supplement to the Registration Statement, Joint Proxy Statement or any Regulation M-A filing, BioSante shall promptly inform the Company.  All documents that BioSante is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material aspects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

(f)            The information supplied or to be supplied by or on behalf of the Company for inclusion in any Regulation M-A Filing shall not, at the time any such Regulation M-A Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  The Company represents that the information supplied by the Company for inclusion in the Registration Statement and the Joint Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Joint Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company and stockholders of BioSante, (iii) the time of the Company Stockholder Meeting, (iv) the time of the BioSante Stockholder Meeting, and (v) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  If, at any time prior to the Effective Time, any event or circumstance relating to the Company or any Subsidiary, or their respective officers or directors, should be discovered by the Company which is required by applicable Law to be set forth in an amendment or a supplement to the Registration Statement, Joint Proxy Statement or any Regulation M-A Filing, the Company shall promptly inform BioSante.  All documents that the Company is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

SECTION 7.02.      Company Stockholder Meeting.

(a)           The Company shall call and hold the Company Stockholder Meeting as promptly as practicable for the purpose of voting upon the adoption of this Agreement and the Company shall use its reasonable best efforts to hold the Company Stockholder Meeting as soon as practicable and in any event within 45 days after the date on which the Registration Statement becomes effective and, subject to Section 7.05(d)(y), the Company agrees that this Agreement shall be submitted for adoption at the Company Stockholder Meeting.  Notwithstanding anything to the contrary in this Agreement, the Company may, but shall not be required to, adjourn or postpone the Company Stockholder Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Joint Proxy Statement is provided to its stockholders in advance of a vote on the adoption of this Agreement, or, if, as of the time for which the Company Stockholder Meeting is originally scheduled, there are (i) insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting or (ii) sufficient Shares represented to constitute a quorum necessary to conduct the business of such a meeting, but there are insufficient Shares represented (either in person or by proxy) to effect the Company Stockholder Approval.

(b)           Subject to Section 7.05(d) and Section 7.05(e), the Company shall use its reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and shall take all other action necessary or advisable to secure the Company Stockholder Approval.  Subject to Section 7.05(d)(y), the obligation of the Company to call, give notice of, convene and hold the Company Stockholder Meeting shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Acquisition Proposal, or by any Change in Company Recommendation.

SECTION 7.03.      BioSante Stockholder Meeting; BioSante Board Recommendation.

(a)           BioSante shall call and hold the BioSante Stockholder Meeting as promptly as practicable for the purpose of voting upon the adoption of this Agreement and approval of the BioSante Share Issuance and BioSante shall use its reasonable best efforts to hold the BioSante Stockholder Meeting as soon as practicable and in any event within 45 days after the date on which the Registration Statement becomes effective and BioSante agrees that this Agreement and the BioSante Share Issuance shall be submitted for adoption and approval at the BioSante Stockholder Meeting.  Notwithstanding anything to the contrary in this Agreement, BioSante may, but shall not be required to, adjourn or postpone the BioSante Stockholder Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Joint Proxy Statement is provided to its stockholders in advance of a vote on the adoption of this Agreement and approval of the BioSante Share Issuance, or, if, as of the time for which the BioSante Stockholder Meeting is originally scheduled, there are (i) insufficient BioSante Common Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting or (ii) there are sufficient BioSante Common Shares to constitute a quorum necessary to conduct the business of such a meeting, but there are insufficient BioSante Common Shares represented (either in person or by proxy) to effect the BioSante Stockholder Approval.

(b)           Subject to Section 7.03(c), BioSante shall use its reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and approval of the BioSante Share Issuance and shall take all other action necessary or advisable to secure the BioSante Stockholder Approval.  The obligation of BioSante to call, give notice of, convene and hold the BioSante Stockholder Meeting shall not be limited or otherwise affected by any Change in BioSante Recommendation.

(c)           Notwithstanding anything to the contrary contained in this Section 7.03, at any time prior to the BioSante Stockholder Approval, the BioSante Board may make a Change in BioSante Recommendation if the BioSante Board determines, in its good faith judgment prior to the time of the BioSante Stockholder Meeting and after consultation with outside legal counsel, that failure to make a Change in BioSante Recommendation would be inconsistent with the directors’ exercise of their fiduciary obligations to BioSante and its stockholders under applicable Law and BioSante’s certificate of incorporation, in which event the BioSante Board may make a Change in BioSante Recommendation, but only after (i) providing written notice to the Company advising the Company of its intention to make a Change in BioSante Recommendation at least five (5) business days prior to effecting such Change in BioSante Recommendation and (ii) negotiating, and causing its financial advisors and outside counsel to negotiate, with the Company in good faith during such five (5)-day period (to the extent the Company desires to and in fact does negotiate in good faith) to make such adjustments in the terms and conditions of this Agreement so that the failure to make a Change in BioSante Recommendation would no longer be inconsistent with the directors’ exercise of their fiduciary obligations to BioSante and its stockholders under applicable Law and BioSante’s certificate of incorporation.

SECTION 7.04.      Access to Information; Confidentiality.

(a)           Except as otherwise prohibited by applicable Law or the terms of any contract or agreement (provided that each party shall use all reasonable best efforts to promptly obtain any consent required under any such contract or agreement in order that it may comply with the terms of this Section 7.04), from the date of this Agreement until the Effective Time, each of BioSante and the Company shall, and shall cause its respective subsidiaries to, (i) provide to the other party and the other party’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives access at reasonable times during normal business hours upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its subsidiaries and to the books and records thereof, and (ii) furnish promptly to the other party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries as the other party or its representatives may reasonably request; provided, however, that neither BioSante nor the Company shall be required to provide access to or disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client privilege of the person in possession or control of such information or contravene any Law, order, judgment, decree or agreement to which such party or any of its subsidiaries is a party or is subject.

(b)           All information obtained by the parties pursuant to this Section 7.04 shall be kept confidential in accordance with the Confidentiality Agreement, dated February 19, 2009 (the “Confidentiality Agreement”), between BioSante and the Company.

(c)           No investigation pursuant to this Section 7.04 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

SECTION 7.05.      No Solicitation of Transactions.

(a)           The Company agrees that neither it nor any Subsidiary will, and the Company shall cause their respective directors, officers, employees, agents, investment bankers, attorneys, accountants, other advisors or representatives (such persons, together with Subsidiaries, collectively, the “Company Representatives”) not to (i) solicit, initiate or knowingly encourage (including by way of furnishing non-public information), or take any other action to knowingly facilitate the making of any Acquisition Proposal, (ii) enter into, continue or otherwise engage or participate in any discussions or negotiations regarding, or furnish to any person, any non-public information with respect to, or otherwise knowingly cooperate, encourage or facilitate any effort or attempt to make or implement any proposal or inquiry that constitutes, or could reasonably be expected to result in, an Acquisition Proposal, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal, or (iv) submit to a vote of its stockholders, approve, endorse or recommend, or publicly announce an intention to approve, endorse or recommend, or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement amalgamation agreement, scheme of arrangement or other similar agreement relating to any Acquisition Proposal (other than a Qualifying Confidentiality Agreement in accordance with Section 7.05(b)).  The Company immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to an Acquisition Proposal.  The Company shall not, and shall cause its Subsidiaries not to, release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party, and will immediately take all steps necessary to terminate any express approval that may have heretofore been given under any such confidentiality or standstill agreements authorizing any third party to make an Acquisition Proposal.

(b)           Notwithstanding anything to the contrary in this Section 7.05, if the Company or any of the Company Representatives receives an unsolicited written Acquisition Proposal from any person or group of persons at any time prior to the Company Stockholder Meeting, the Company and Company Representatives may (i) contact such person or group of persons to clarify the terms and conditions thereof, and (ii) if the Company Board (or any committee thereof) has (A) determined, in its good faith judgment (after consultation with the Company’s financial advisors and outside legal counsel), that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal, and (B) obtained from such person a Qualifying Confidentiality Agreement, furnish information to, and enter into discussions and negotiations with, such person or group of persons; provided, that the Company shall have provided written notice to BioSante of its intent to furnish information or enter into discussions or negotiations with such person or group of persons at least two (2) business days prior to taking any such action.

(c)           Promptly (but in no event more than one (1) business day) following receipt thereof, the Company shall advise BioSante in writing of the receipt of any Acquisition Proposal, or the receipt of any inquiry, or of any request to enter into, continue or otherwise engage or participate in any discussions or negotiations, with respect to any Acquisition Proposal and, to the extent not inconsistent with the terms of any confidentiality obligations existing as of the date of this Agreement, a summary of the material terms and conditions of such Acquisition Proposal and the Company shall promptly provide to BioSante a copy of any Acquisition Proposal made in writing provided to the Company and copies of any written materials received by the Company in connection therewith.  The Company agrees that it shall keep BioSante reasonably informed of the status of any discussions or negotiations with respect to any Acquisition Proposal.  The Company agrees that it shall simultaneously provide to BioSante any non-public information concerning the Company that may be provided (pursuant to Section 7.05(b)) to any other person or group of persons in connection with any Acquisition Proposal which was not previously provided to BioSante.

(d)           Notwithstanding anything to the contrary contained in Section 7.02 or this Section 7.05, at any time prior to the Company Stockholder Approval, if the Company has received a Superior Proposal (after giving effect to the terms of any revised offer by BioSante pursuant to this Section 7.05(d)), the Company Board may (x) in connection with such Superior Proposal, make a Change in Company Recommendation or (y) terminate this Agreement for the purpose of causing the Company to enter into an acquisition agreement with respect to such Superior Proposal (provided that the Company shall have paid the Termination Fee prior to or concurrently with such termination of this Agreement in accordance with Section 9.03(b)), which the Company shall enter into concurrently with or immediately following such termination, if the Company Board has determined in good faith, after consultation with the Company’s financial advisors and outside counsel, that the failure to take such action would be inconsistent with the directors’ exercise of their fiduciary obligations to the Company and its stockholders under applicable Law and the Company’s certificate of incorporation; provided, however, that if the Change in Company Recommendation pursuant to clause (x) or the termination of this Agreement pursuant to clause (y) is to be effected as a result of a Superior Proposal, then the Company Board may not take the actions set forth in clause (x) or (y), as the case may be, unless:

(i)            the Company shall have provided prior written notice to BioSante at least five (5) business days in advance (the “Notice Period”) of its intention to take such actions, which notice shall advise BioSante that the Company Board has received a Superior Proposal, specify the material terms and conditions of such Superior Proposal and indicate that the Company Board intends to effect a Change in Company Recommendation or terminate this Agreement and the manner in which it intends (or may intend) to take such action (a “Notice of Superior Proposal”), and

(ii)           during the Notice Period, the Company shall, and shall cause its financial advisors and outside counsel to, negotiate with BioSante in good faith (to the extent BioSante desires to and in fact does negotiate in good faith) to make such revisions to the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute (in the reasonable judgment of the Company Board) a Superior Proposal.

If during the Notice Period any material revisions are made to the Superior Proposal, the Company shall deliver a new written notice to BioSante specifying the details of any such revisions and shall comply with the requirements of this Section 7.05(d) with respect to such new written notice, except that the new Notice Period shall be two (2) business days.  Any disclosure that the Company Board may be compelled to make with respect to the receipt of a proposal or offer for an Acquisition Proposal or otherwise in order to comply with its fiduciary obligations to the Company and its stockholders under applicable Law and the Company’s certificate of incorporation or Rule 14d-9 or 14e-2(a) promulgated under the Exchange Act will not constitute a violation of this Agreement (it being understood that a mere “stop, look and listen” disclosure shall not constitute a Change in Company Recommendation).  Any Change in Company Recommendation shall not change the approval of the Company Board for purposes of causing any state law to be inapplicable to the transactions contemplated hereby.

(e)           Notwithstanding Section 7.05(d), at any time prior to the Company Stockholder Approval, the Company Board may, other than in response to a Superior Proposal, make a Change in Company Recommendation if the Company Board determines, in its good faith judgment prior to the time of the Company Stockholder Meeting and after consultation with outside legal counsel, that failure to make a Change in Company Recommendation would be inconsistent with the directors’ exercise of their fiduciary obligations to the Company and its stockholders under applicable Law and the Company’s certificate of incorporation, in which event the Company Board may make a Change in Company Recommendation, but only after (i) providing written notice to BioSante advising BioSante of its intention to make a Change in Company Recommendation at least five (5) calendar days prior to effecting such Change in Company Recommendation and (ii) negotiating, and causing its financial advisors and outside counsel to negotiate, with BioSante in good faith during such five (5)-day period (to the extent BioSante desires to and in fact does negotiate in good faith) to make such adjustments in the terms and conditions of this Agreement so that the failure to make a Change in Company Recommendation would no longer be inconsistent with the directors’ exercise of their fiduciary obligations to the Company and its stockholders under applicable Law and the Company’s certificate of incorporation.

(f)           An “Acquisition Proposal” means any proposal or offer from any person or group of persons (other than BioSante or its affiliates):  (i) for any merger, consolidation, amalgamation, share exchange, business combination, scheme of arrangement, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any Subsidiary pursuant to which such person or group of persons would own 20% or more of the voting power of any class of equity securities of the Company or of any resulting parent of the Company; (ii) for any sale, lease, exchange, transfer or other disposition of assets or businesses that constitute or represent 20% or more of the consolidated revenue, consolidated operating income or consolidated total assets of the Company and the Subsidiaries, taken as a whole; or (iii) for any sale, exchange, transfer or other disposition pursuant to which such person or group of persons would own 20% or more of the voting power of any class of equity securities of the Company, in a single transaction or a series of related transactions, in each case other than the Merger.

(g)           A “Superior Proposal” means an unsolicited written bona fide offer made by a third party to consummate any of the following transactions:  (i) a merger, consolidation, amalgamation, share exchange, business combination, asset purchase, scheme of arrangement, or other similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction would hold less than 75% of the voting power of any class of equity securities of the Company or of any resulting entity of such transaction or the Company would sell more than 75% of the consolidated assets of the Company and the Subsidiaries; or (ii) the acquisition by any person or group (including by means of a tender offer or an exchange offer or a two-step transaction involving a tender offer followed with reasonable promptness by a cash-out merger involving the Company), directly or indirectly, of ownership of 100% of the then outstanding shares of stock of the Company, in each case (i) for consideration that is not less than the Per Share Merger Consideration and (ii) otherwise on terms that the Company Board determines, in its good faith judgment (after consultation with the Company’s financial advisors), to be more favorable to the Company stockholders than the Merger (after taking into account, among other factors the Company Board may deem relevant, the likelihood of obtaining any financing required to consummate the transaction contemplated by such offer).

SECTION 7.06.      Employee Benefits Matters.

(a)           Subject to the remaining paragraphs of this Section 7.06, from and after the Effective Time, BioSante shall cause the Surviving Corporation and the Subsidiaries to honor in accordance with their terms, all contracts, agreements, arrangements, policies, plans and commitments of the Company and the Subsidiaries as in effect immediately prior to the Effective Time that are applicable to any current or former employees or directors of the Company or any Subsidiary; provided, that nothing contained herein shall prohibit BioSante or the Surviving Corporation or any of BioSante’s subsidiaries from amending, modifying or terminating any such contracts, agreements, arrangements, policies, plans and commitments in accordance with their terms.

(b)           Immediately after the date hereof, the Company will dissolve its Subsidiary Comet LLC and rescind the ADP Total Source Client Services Agreement by and between ADP Total Source and Comet LLC, dated June 22, 2009, and any related agreement.

(c)           If the Company ceases to provide any group health plan to its employees in connection with the Merger, the Company will (before the Merger) or, after the Merger, BioSante will (or will cause the Surviving Corporation to) provide each Executive with cash payments pursuant to the terms of the Executive Release and provide each current non-executive employee or former employee listed on Section 4.11(e) of the Company Disclosure Schedule, for the remainder of the COBRA period for such individual as listed on Section 4.11(e) of the Company Disclosure Schedule, with a monthly cash payment equal to the premiums such individual pays each month for (i) an individual conversion policy with Anthem Blue Cross Blue Shield of California pursuant to the Company’s group medical plan or, if such individual conversion policy is unavailable to such individual or provides materially less coverage than the Company’s group medical plan, the amount the individual pays each month for an individual health insurance policy that provides coverage that is not materially less than such non-executive employee’s or former employee’s coverage under the Company’s group medical plan and (ii) an individual dental insurance policy that provides coverage that is not materially less than coverage under the Company’s group dental plan, plus (iii) an additional amount equal to the Federal, State and any other income, employment and other taxes (calculated at the highest rates applicable to the individual) such individual will owe on such amounts (including on the tax gross-up payment itself), it being intended that the individual retain (on an after-tax basis) an amount equal to the monthly premium; provided, the obligation of the Company, BioSante and the Surviving Corporation to make such payments to such individual is subject to the non-executive employee or former employee signing and not rescinding a release in the form reasonably satisfactory to BioSante.

(d)           Nothing contained herein shall be deemed to be a guarantee of employment for any employee of the Company or its respective Subsidiaries, or to restrict the right of the Surviving Corporation, BioSante or any of its subsidiaries to terminate or cause to be terminated any employee of the Company, its Subsidiaries, Surviving Corporation, BioSante or its Subsidiaries at any time for any or no reason with or without notice.  Notwithstanding the foregoing provisions of this Section 7.06, nothing contained herein, whether express or implied, (i) shall be treated as an amendment or other modification of any employee benefit plan, program or arrangement or the establishment of any employee benefit plan, program or arrangement or (ii) shall limit the right of Surviving Corporation, BioSante or any of its Subsidiaries to amend, terminate or otherwise modify (or cause to be amended, terminated or otherwise modified) any employee benefit plan, program or arrangement following the Closing in accordance with its terms.  BioSante and the Company acknowledge and agree that all provisions contained in this Section 7.06 are included for the sole benefit of BioSante and the Company, and that nothing herein, whether express or implied, shall create any third party beneficiary or other rights (i) in any other person, including any employees, former employees, any participant in any employee benefit plan, program or arrangement (or any dependent or beneficiary thereof), of the Company or any of its affiliates or (ii) to continued employment with BioSante or any of its affiliates or continued participation in any employee benefit plan, program or arrangement.

SECTION 7.07.      Notification of Certain Matters.  Subject to applicable Law and the requirements of any Governmental Authority, each of the Company and BioSante shall keep the other apprised of the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by BioSante or the Company, as the case may be, from any third person and/or any Governmental Authority with respect to the Merger and the other transactions contemplated by this Agreement.  Neither the Company nor BioSante shall permit any of its officers or any other representatives to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry relating to this Agreement or the transactions contemplated hereby unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate thereat.  Each of the Company and BioSante shall provide reasonably prompt written notice to the other party of: (i) any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; and (ii) the occurrence or non-occurrence of any event that would reasonably be likely to cause any representation or warranty of such party contained herein to be untrue or inaccurate in any material respect at or prior to the Effective Time, in the case of (i) or (ii) that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VIII not being satisfied.

SECTION 7.08.      Further Action; Reasonable Best Efforts.  Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall promptly after the date of this Agreement use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated hereby, including using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company and the Subsidiaries as are necessary for the consummation of the transactions contemplated hereby and to fulfill the conditions to the Merger.  In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable best efforts to take all such action.

SECTION 7.09.      Tax Matters.  The Company and BioSante shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp Taxes, any transfer, recording, registration and other fees and any similar Taxes which become payable by the Company or BioSante in connection with the transactions contemplated by this Agreement (together with any related interest, penalties or additions to Tax, “Transfer Taxes”).  All Transfer Taxes shall be paid by the Company and expressly shall not be a liability of any holder of BioSante Common Shares or Company Common Shares.  Notwithstanding anything to the contrary in this Agreement, neither Company nor BioSante makes any representations or warranties regarding the Tax consequences of the transactions contemplated by this Agreement.

SECTION 7.10.      Third-Party Consents and Notices.  As soon as reasonably practicable following the date hereof, the Company will use its commercially reasonable efforts to obtain any material consents, approvals and waivers, and to provide the required notices under any of its or its Subsidiaries’ respective contracts required to be obtained or provided, as applicable, in connection with the consummation of the transactions contemplated hereby, in each case as set forth in Section 7.10 of the Company Disclosure Schedule.

SECTION 7.11.      NASDAQ Listing.  BioSante shall promptly prepare and submit to NASDAQ a listing application covering the BioSante Common Shares to be issued in the Merger, and shall use its reasonable best efforts to obtain, prior to the Effective Time, approval for the listing of such BioSante Common Shares, subject to official notice of issuance to NASDAQ, and the Company shall cooperate with BioSante with respect to such listing.

SECTION 7.12.      Subsequent Financial Statements.  The Company shall, if practicable, consult with BioSante prior to making publicly available its financial results for any period after the date of this Agreement and prior to filing any report or document with the SEC after the date of this Agreement, it being understood that BioSante shall have no liability by reason of such consultation.

SECTION 7.13.      Public Announcements.  The initial press release relating to this Agreement and the transactions contemplated hereby shall be a joint press release, the text of which has been agreed to by each of BioSante and the Company.  Thereafter, unless otherwise required by applicable Law or the requirements of NASDAQ and except to the extent disclosed in or consistent with the Joint Proxy Statement, Registration Statement or Regulation M-A Filing in accordance with the provisions of Section 7.01, each of BioSante and the Company shall use its reasonable best efforts to consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Merger or any of the other transactions contemplated hereby; provided, that this Section 7.13 shall not be applicable to any press release or other public statement made by or on behalf of the Company or BioSante pursuant to Section 7.05(d) or Section 7.05(e) or Section 7.03(c), as applicable.

SECTION 7.14.      Resignation of Directors.  The Company shall use its reasonable best efforts to obtain and deliver to BioSante at the Closing evidence reasonably satisfactory to BioSante of the resignation effective as of the Effective Time, of those directors of the Company or any Subsidiary designated by BioSante to the Company in writing at least two business days prior to the Closing.

SECTION 7.15.      Section 16 Matters.  Prior to the Effective Time, each of BioSante and the Company shall use reasonable best efforts to cause any dispositions of Shares (including derivative securities with respect to Shares) or acquisitions of BioSante Common Shares (including derivative securities with respect to BioSante Common Shares) resulting from the transactions contemplated by this Agreement by each officer and director of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

SECTION 7.16.      Indemnification; Directors’ and Officers’ Insurance.

(a)           From and after the Effective Time, BioSante shall, and shall cause the Surviving Corporation to, fulfill and honor in all respects the obligations of the Company pursuant to any indemnification and exculpation agreements disclosed in Section 7.16(b) of the Company Disclosure Schedule (and any additional agreements entered into prior to the Effective Time in substantially the same form) between the Company and its directors, officers and employees, including with respect to each person who is now or at any time prior to the Effective Time was a director, officer and employee (the “Indemnified Parties”) of the Company and its

Subsidiaries, and any indemnification and exculpation provisions under the certificate of incorporation and bylaws of the Company or the equivalent organizational documents of the applicable Subsidiary as in effect on the date of this Agreement including, but not limited to, with respect to matters, acts or omissions occurring in connection with the approval of or entering into this Agreement or the consummation of the transactions contemplated by this Agreement.  BioSante shall cause the certificate of incorporation and bylaws of Surviving Corporation to contain provisions with respect to indemnification and exculpation that are at least as favorable to the Indemnified Parties as those contained in the certificate of incorporation and bylaws of the Company as in effect on the date of this Agreement, which provisions will not be amended, repealed or otherwise modified for a period of seven years from the Effective Time in any manner that would adversely affect the rights thereunder of the Indemnified Parties, unless such modification is required by applicable Law.

(b)           BioSante and the Company acknowledge that the Company’s existing D&O Insurance coverage (“Existing D&O Insurance”) will, upon notice to the insurance provider and payment of the applicable remaining premium amount, which the Company agrees to do in connection with the Closing, automatically convert into a six-year prepaid “tail” policy for such coverage upon the consummation of the Merger.  BioSante shall, and shall cause the Surviving Corporation to, maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder for so long as such “tail” policy shall be maintained in full force and effect.  If at any time after the date hereof and prior to the expiration of such six-year period, such Existing D&O Insurance expires, is terminated or cancelled, BioSante shall, or cause the Surviving Corporation to, obtain substitute D&O Insurance equivalent in amount and scope to such Existing D&O Insurance, so long as the cost to obtain such substitute D&O Insurance does not exceed an amount that is equal to 150% of the premium paid by the Company for the six-year prepaid “tail” policy for the Existing D&O Insurance.

(c)           If BioSante or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of BioSante or the Surviving Corporation shall assume all of the obligations set forth in this Section 7.16.

(d)           The provisions of this Section 7.16 are (i) intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.  The obligations of BioSante and the Surviving Corporation under this Section 7.16 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 7.16 applies without the express written consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 7.16 applies shall be third party beneficiaries of this Section 7.16).

SECTION 7.17.      Convertible Notes.   BioSante and the Company shall take all such action as may be reasonably necessary so that upon the Effective Time, BioSante and the

Surviving Corporation shall be in compliance with the terms of the indenture dated as of October 20, 2004 for the Old Convertible Notes (the “Old Notes Indenture”) and the indenture dated as of June 24, 2009 for the New Convertible Notes (the “New Notes Indenture” and, together with the Old Notes Indenture, the “Indenture”), including in each case the execution of a supplemental indenture with the applicable trustee under the Indenture in compliance with Section 5.1(a) of the Indenture and to provide among other things that on and after the Effective Time, the Convertible Notes will be convertible only into BioSante Common Shares, as provided in Section 9.4 of the Indenture.  BioSante shall take all corporate actions necessary to reserve for issuance a sufficient number of BioSante Common Shares for delivery upon conversion of the Convertible Notes in accordance with the terms of this Section 7.17 and the Indenture.  The Company agrees to give the notice required under Section 9.6 of the Indenture and any other notice required under the Indenture to be given by the Company prior to the Effective Time with respect to the Merger, to deliver the Officers’ Certificate and Opinion of Counsel required under Section 5.1(c) of the Indenture and to take all actions that are reasonably requested by BioSante to carry out the purposes of this Section 7.17 and to cooperate with BioSante, and not intentionally hinder or obstruct BioSante, in its efforts to do so.

SECTION 7.18.              Form S-8.  Within ten business days following the Effective Time, BioSante shall, if no registration statement is in effect covering such BioSante Common Shares, file a registration statement on Form S-8 (or any successor form) with respect to the BioSante Common Shares subject to any Specified Company Stock Options and Company Restricted Awards and shall use all reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Specified Company Stock Options and Company Restricted Awards remain outstanding.

SECTION 7.19.              Termination of Executive Officers.  BioSante shall cause the Surviving Corporation to terminate the employment of each of the Executives on the day immediately following the Effective Time.

ARTICLE VIII

CONDITIONS TO THE MERGER

SECTION 8.01.      Conditions to the Obligations of Each Party.  The obligations of the Company and BioSante to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following conditions:

(a)           Registration Statement.  The Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceeding for that purpose shall have been initiated by the SEC and not concluded or withdrawn.

(b)           Company Stockholder Approval.  The Company Stockholder Approval shall have been obtained.

(c)           BioSante Stockholder Approval.  The BioSante Stockholder Approval shall have been obtained.

(d)           No Order.  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award (an “Order”) which is then in effect and has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

(e)           NASDAQ Listing.  The BioSante Common Shares to be issued in the Merger shall have been authorized for listing on NASDAQ, subject to official notice of issuance.

(f)            Supplemental Indenture.  The supplemental indentures under the Old Notes Indenture and the New Notes Indenture providing for the matters set forth in Section 7.17 of this Agreement shall have been duly executed and delivered by all required parties.

SECTION 8.02.      Conditions to the Obligations of BioSante.  The obligations of BioSante to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a)           Representations and Warranties.  (i) The representations and warranties of the Company contained in Section 4.03(a) shall be true and correct except for de minimis errors, (ii) the representations and warranties of the Company in Section 4.04 shall be true and correct, and (iii) all other representations and warranties of the Company contained in this Agreement shall be true and correct (without giving effect to any limitation as to materiality or Company Material Adverse Effect set forth therein) except as would not have a Company Material Adverse Effect, in the case of each of (i), (ii) and (iii) as of the Effective Time, as though made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date).

(b)           Agreements and Covenants.  The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c)           Officer Certificate.  The Company shall have delivered to BioSante a certificate, dated the date of the Closing, signed by a duly authorized officer of the Company, certifying as to the satisfaction of the conditions specified in Section 8.02(a) and Section 8.02(b).

(d)           Company Material Adverse Effect.  No Company Material Adverse Effect shall have occurred and be continuing since the date of this Agreement.

(e)           Minimum Net Cash.  The Company’s Net Cash at the Determination Date shall be equal to or greater than an amount equal to (i) the Target Net Cash applicable as of the Closing Date less (ii) $5,000,000.

(f)            Required Consents and Notices.  The Company shall have obtained the consents and provided the notices listed in Schedule 8.02(f), in form and substance reasonably satisfactory to BioSante.

SECTION 8.03.      Conditions to the Obligations of the Company.  The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a)           Representations and Warranties.  (i) The representations and warranties of BioSante contained in Section 5.03(a) shall be true and correct except for de minimis errors, (ii) the representations and warranties of BioSante contained in Section 5.04 shall be true and correct, and (iii) all other representations and warranties of BioSante contained in this Agreement shall be true and correct (without giving effect to any limitation as to materiality or BioSante Material Adverse Effect set forth therein) except as would not have a BioSante Material Adverse Effect, in the case of each of (i), (ii) and (iii), as of the Effective Time, as though made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date).

(b)           Agreements and Covenants.  BioSante shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c)           Officer Certificate.  BioSante shall have delivered to the Company a certificate, dated the date of the Closing, signed by a duly authorized officer of BioSante, certifying as to the satisfaction of the conditions specified in Section 8.03(a) and Section 8.03(b).

(d)           BioSante Material Adverse Effect.  No BioSante Material Adverse Effect shall have occurred and be continuing since the date of this Agreement.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

SECTION 9.01.      Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Stockholder Approval or the BioSante Stockholder Approval, as follows:

(a)           by mutual written consent of BioSante and the Company; or

(b)           by either BioSante or the Company if:

(i)            the Effective Time shall not have occurred on or before December 31, 2009 (the “Termination Date”); provided, that the right to terminate this Agreement under this Section 9.01(b)(i)  shall not be available to any party whose intentional failure to fulfill any obligation of this Agreement or other intentional breach of this Agreement has resulted in the failure of any condition to the Merger not to be satisfied prior to such date; or

(ii)           any court of competent jurisdiction or any Governmental Authority shall have issued an Order or taken any other action permanently restricting, enjoining, restraining or otherwise prohibiting consummation of the Merger and such Order or other action shall have become final and non-appealable provided, however, that the right to terminate this Agreement pursuant to this Section 9.01(b)(ii) shall not be available to any party who has not used its reasonable best efforts to cause such order to be lifted or otherwise taken such action as is required to comply with Section 7.08; or

(iii)          (A) the Company Stockholder Approval shall not be obtained at the Company Stockholder Meeting, or (B) the BioSante Stockholder Approval shall not be obtained at the BioSante Stockholder Meeting; or

(c)           by BioSante:

(i)            upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement such that the conditions set forth in Section 8.02(a) and Section 8.02(b) would not be satisfied, such breach cannot be cured or has not been cured within 30 days of the receipt by the Company of notice thereof, and such breach has not been waived by BioSante pursuant to the provisions hereof; or

(ii)           prior to the Company Stockholder Meeting, if the Company Board makes a Change in Company Recommendation; or

(iii)          if the Company shall have failed to include in the Joint Proxy Statement the recommendation of the Company Board to the stockholders of the Company in favor of the adoption of this Agreement.

(d)           by the Company:

(i)            upon a breach of any representation, warranty, covenant or agreement on the part of BioSante set forth in this Agreement such that the conditions set forth in Section 8.03(a) and Section 8.03(b) would not be satisfied, such breach cannot be cured or has not been cured within 30 days of the receipt by BioSante of notice thereof, and such breach has not been waived by the Company pursuant to the provisions hereof; or

(ii)           pursuant to Section 7.05(d)(y); or

(iii)          prior to the BioSante Stockholder Meeting, if the BioSante Board makes a Change in BioSante Recommendation; or

(iv)          if BioSante shall have failed to include in the Joint Proxy Statement the recommendation of the BioSante Board to the stockholders of BioSante of adoption of this Agreement and approval of the BioSante Share Issuance.

SECTION 9.02.            Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of the Company or BioSante or their respective subsidiaries or any of their respective officers or directors, except (a) as set forth in

Section 7.04(b), Section 7.04(c), this Section 9.02, Section 9.03 and Article X, which provisions shall survive termination, and (b) nothing contained in this Section 9.02 or in Section 9.03 shall relieve any party from liability for any intentional and material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination that would reasonably be expected to cause any of the conditions set forth in Article VIII not to be satisfied.

SECTION 9.03.            Payment of Certain Fees and Expenses.

(a)           Except as set forth in this Section 9.03, all Expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger or any other transaction is consummated.  “Expenses”, as used in this Agreement, shall include all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Registration Statement and the Joint Proxy Statement, the solicitation of the Company Stockholder Approval or the BioSante Stockholder Approval and all other matters related to the closing of the Merger and the other transactions contemplated by this Agreement.

(b)           The Company agrees that:

(i)            if BioSante shall terminate this Agreement pursuant to Section 9.01(c)(ii) or Section 9.01(c)(iii) and within twelve months after the date of such termination the Company enters into a definitive acquisition agreement (other than a confidentiality agreement) with respect to (and subsequently consummates), or consummates a transaction contemplated by, an Acquisition Proposal (changing the 20% amount referred to in the definition of “Acquisition Proposal” to 50% for purposes of this Section 9.03(b(i)); or

(ii)           if the Company shall terminate this Agreement pursuant to Section 9.01(d)(ii); or

(iii)          if (A)(x) BioSante or the Company shall terminate this Agreement pursuant to Section 9.01(b)(i), and (y) the failure of the Effective Time to occur on or prior to the Termination Date is not primarily attributable to any action or inaction by, or any event, occurrence, development, change or effect related to, BioSante or any of its subsidiaries, whether or not in compliance with or in violation of this Agreement (including, but not limited to, unresolved SEC comments on the Registration Statement related to BioSante), (B) prior to the time of such termination an Acquisition Proposal shall have been publicly made known or publicly announced with respect to the Company and not publicly withdrawn at least five (5) business days prior to such termination, and (C) within twelve months after the date of such termination the Company enters into a definitive acquisition agreement (other than a confidentiality agreement) with respect to (and subsequently consummates), or consummates a transaction contemplated by, an Acquisition Proposal (changing the 20% amount referred to in the definition of “Acquisition Proposal” to 50% for purposes of this Section 9.03(b)(iii)(C), and whether or not such Acquisition Proposal referred to in this Section 9.03(b)(iii)(C) is the same as the original Acquisition Proposal referred to in Section 9.03(b)(iii)(B));

(iv)          if (A) BioSante or the Company shall terminate this Agreement pursuant to Section 9.01(b)(iii)(A), (B) prior to the time of such failure to so adopt this Agreement an Acquisition Proposal shall have been publicly made known or publicly announced with respect to the Company and not publicly withdrawn at least five (5) business days prior to such failure, and (C) within twelve months after the date of such termination the Company enters into a definitive acquisition agreement (other than a confidentiality agreement) with respect to (and subsequently consummates), or consummates, a transaction contemplated by an Acquisition Proposal (changing the 20% amount referred to in the definition of “Acquisition Proposal” to 50% for purposes of this Section 9.03(b)(iv)(C), and whether or not such Acquisition Proposal referred to in this Section 9.03(b)(iv)(C) is the same as the original Acquisition Proposal referred to in Section 9.03(b)(iv)(B));

then the Company shall pay to BioSante (A) prior to or concurrently with the termination of this Agreement if payable pursuant to Section 9.03(b)(ii), or (B) promptly (but in any event no later than one (1) business day) after the consummation of the transactions contemplated by such definitive acquisition agreement or the consummation of such Acquisition Proposal with respect to the termination of this Agreement if payable pursuant to Section 9.03(b)(i), Section 9.03(b)(iii) or Section 9.03(b)(iv), a fee of $1,000,000 (the “Termination Fee”), minus any Expenses paid pursuant to Section 9.03(c) hereof, which amount shall be payable in immediately available funds.

(c)           The Company agrees that if BioSante shall terminate this Agreement pursuant to Section 9.01(c)(i), Section 9.01(c)(ii) or Section 9.01(c)(iii) then the Company shall, whether or not any payment is made pursuant to Section 9.03(b), reimburse BioSante for all of its Expenses actually incurred, up to a maximum of $500,000 (not later than three business days after submission of statements therefor).  BioSante agrees that if the Company shall terminate this Agreement pursuant to Section 9.01(d)(i), Section 9.01(d)(iii) or Section 9.01(d)(iv) then BioSante shall reimburse the Company for all of its Expenses actually incurred, up to a maximum of $500,000 (not later than three business days after submission of statements therefor).

(d)           The Company and BioSante acknowledge that the agreements contained in this Section 9.03 are an integral part of the transactions contemplated by this Agreement.  In the event that the Company or BioSante shall fail to pay the Termination Fee, or the Company or BioSante shall fail to pay any Expenses, when due, the term “Expenses” shall be deemed to include the costs and expenses actually incurred or accrued by BioSante or the Company, as the case may be, (including fees and expenses of counsel) in connection with the collection under and enforcement of this Section 9.03.

(e)           BioSante agrees that if the Company shall terminate this Agreement pursuant to Section 9.01(d)(iii) or Section 9.01(d)(iv) and within twelve months after the date of such termination BioSante enters into a definitive agreement (other than a confidentiality agreement) with respect to (and subsequently consummates) a debt or equity financing transaction that results in net proceeds to the Company equal to at least 85% of the Target Net Cash applicable on the earlier of (i) the date that the BioSante Board makes a Change in BioSante Recommendation, or (ii) the date that the Company terminates this Agreement pursuant to Section 9.01(d)(iv); then BioSante shall pay the Company promptly (but in any event no later than one (1) business day) after the consummation of the applicable debt or equity financing transaction, a fee in an amount equal to $1,000,000, minus any Expenses paid pursuant to Section 9.03(c), which amount shall be payable in immediately available funds.

SECTION 9.04.            Amendment.  Except as may otherwise be provided herein, any provision of this Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, that, after either of the Company Stockholder Approval and the BioSante Stockholder Approval have been obtained, no such amendment shall be made that under applicable Law requires further approval by the stockholders of the Company or the stockholders of BioSante, as applicable, without such approval having been obtained.  This Agreement may not be amended except by an instrument in writing signed by each of the Company and BioSante.

SECTION 9.05.            Waiver.  At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto, and (c) subject to the proviso in the first sentence of Section 9.04 and to the extent permitted by applicable Law, waive compliance with any agreement of any other party or any condition to its own obligations contained herein.  Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

ARTICLE X

GENERAL PROVISIONS

SECTION 10.01.          Non-Survival of Representations, Warranties and Agreements.  The representations, warranties and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time or, except as provided in Section 9.02, upon the termination of this Agreement pursuant to Section 9.01, as the case may be, except that the agreements set forth in Article II and Article III and Section 7.04(b), Section 7.06, Section 7.16, Section 7.17 and this Article X shall survive the Effective Time.

SECTION 10.02.          Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given and shall be deemed to have been duly given (i) upon receipt, when delivered in person, (ii) upon confirmation of receipt when sent by facsimile transmission or email, (iii) on the fifth business day after dispatch by registered or certified mail ( postage prepaid, return receipt requested), or (iv) on the next business day if transmitted by national overnight courier, specifying next day delivery, with written verification of receipt, in each case to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

if to BioSante:

BioSante Pharmaceuticals, Inc.
111 Barclay Boulevard
Lincolnshire, Illinois 60069
Attention: Stephen M. Simes,
Vice Chairman, President and Chief Executive Officer
Facsimile No: (847) 478-9260
Email:

with a copy (which shall not constitute notice) to:

Oppenheimer Wolff & Donnelly LLP
Plaza VII Building, Suite 3400
45 South Seventh Street
Minneapolis, MN 55402
Attention:	Bruce A. Machmeier, Esq.
Amy E. Culbert, Esq.
Facsimile No: (612) 607-7100
Emails:

if to the Company:

Cell Genesys, Inc.
400 Oyster Point Boulevard, Suite 525, South
San Francisco, CA 94080
Attention: Stephen A. Sherwin, M.D.,
Chairman of the Board and Chief Executive Officer
Facsimile No: (650) 266-3070
Email:

with copies (which shall not constitute notice) to:

Shearman & Sterling LLP
525 Market Street
San Francisco, CA 94105
Attention:	Michael J. Kennedy, Esq.
Michael S. Dorf, Esq.
Facsimile No: (415) 616-1199
Emails:

O’Melveny & Myers LLP
2765 Sand Hill Road
Menlo Park, CA 94025
Attention:	Sam Zucker, Esq.
Eric C. Sibbitt, Esq.
Facsimile No: (650) 473-2601
Emails:

SECTION 10.03.          Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

SECTION 10.04.          Entire Agreement; Assignment.  This Agreement and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.  EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER BIOSANTE NOR THE COMPANY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY ITSELF OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER REPRESENTATIVES, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.  This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that BioSante may assign all or any of its rights and obligations hereunder to any affiliate of BioSante; provided, that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations; provided, further, that such assignment shall not impede or delay the consummation of the transactions contemplated by this Agreement or otherwise materially impede the rights of the stockholders of the Company under this Agreement.

SECTION 10.05.          Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and except for the provisions of Section 7.16, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

SECTION 10.06.          Interpretation.  References herein to the “knowledge of the Company” or the “knowledge of BioSante” shall mean the actual knowledge of those persons identified in Section 10.06 of the Company Disclosure Schedule and Section 10.06 of the BioSante Disclosure Schedule, respectively.  Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation”.  References to “hereof” shall mean this Agreement and references to the “date hereof” shall mean the date of this Agreement.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.  When reference is made in this Agreement to an Article, Section or Exhibit, such reference is to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated.  The use of “or” is not intended to be exclusive unless expressly indicated otherwise.  The table of contents to and headings contained in this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement.

SECTION 10.07.          Specific Performance.  The parties hereto agree that irreparable damage could occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy at law or equity.

SECTION 10.08.          Governing Law; Jurisdiction.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State.  All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware state or federal court sitting in the City of Wilmington.  The parties hereto hereby (a) submit to the exclusive jurisdiction of any Delaware state or federal court sitting in the City of Wilmington for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any of the above-named courts.

SECTION 10.09.          Headings.  The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 10.10.          Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 10.11.          Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN

CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER, (B) UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) MAKES THIS WAIVER VOLUNTARILY AND (D) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, BioSante and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BIOSANTE PHARMACEUTICALS, INC.

By:	/s/ Stephen M. Simes
Name: Stephen M. Simes
Title: Vice Chairman, President and Chief Executive Officer

CELL GENESYS, INC.

By:	/s/ Stephen A. Sherwin, M.D.
Name: Stephen A. Sherwin, M.D.
Title: Chairman of the Board and Chief Executive Officer